EXHIBIT 10.2
Execution Copy
WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED,
a corporation incorporated under the laws of the Province of
Ontario
- and -
THE WOODBRIDGE COMPANY LIMITED, a corporation
incorporated under the laws of the Province of Ontario
- and -
ABITIBI CONSOLIDATED SALES CORPORATION, a
corporation incorporated under the laws of the State of Delaware
- and -
ABITIBIBOWATER INC., a corporation incorporated under the
laws of the State of Delaware (solely for the purpose of the provisions stated herein)
- and -
AUGUSTA NEWSPRINT COMPANY, a Georgia partnership
- and-
AUGUSTA NEWSPRINT INC., a corporation incorporated
under the laws of the State of Delaware

STOCK PURCHASE AGREEMENT

December 23, 2010

ARTICLE 1
DEFINITIONS AND SCHEDULES	2
1.1 Definitions	2
1.2 Schedules	11

ARTICLE 2
PURCHASE AND SALE	12
2.1 Purchase and Sale	12
2.2 Purchase Price	12
2.3 Payment Instructions	13
2.4 Closing	13
2.5 Distribution	13
2.6 Intercompany Payables and Receivables	13
2.7 Redemption of ANI Preferred Stock	13
2.8 Assignment of Bankruptcy Claims	13
2.9 Assignment of Administrative Claim	14
2.10 Wood Fraud Claim Payment	14
2.11 Distribution Adjustment	15
2.12 Adjustment Payment	16
2.13 Withholding Rights	16

ARTICLE 3
CONDITIONS TO CLOSING	16
3.1 Mutual Conditions	16
3.2 Additional Conditions to ACSC and AbitibiBowater’s Obligations	16
3.3 Additional Conditions to Woodbridge’s Obligations	17
3.4 Unsatisfied Closing Conditions	17
3.5 Releases	18

ARTICLE 4
COVENANTS	18
4.1 Further Actions	18
4.2 Settlement Motion	19
4.3 Conduct of Business	19
4.4 Bank Account	20
4.5 WIHSA Share Transfer	20
4.6 Notice of Withdrawal of Appeal	20
4.7 Resignation of Directors and Officers of ANI	20

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4.8 LLC Conversion	20

ARTICLE 5
REPRESENTATIONS AND WARRANTIES	21
5.1 ACSC and AbitibiBowater Representations and Warranties	21
5.2 Woodbridge and Woodbridge Parent Representations and Warranties	23
5.3 Woodbridge Representations and Warranties Regarding ANI	25
5.4 Survival of Representations and Warranties	30

ARTICLE 6
TAX MATTERS	30
6.1 ANI Pre-Closing Tax Returns	30
6.2 ANI Straddle Period Returns	31
6.3 Cooperation	31
6.4 Indemnified Taxes	32
6.5 Amended Tax Returns	32
6.6 Pre-Closing Period Tax Refund	33
6.7 Audits and Proceedings	33
6.8 Termination of Tax Sharing Agreements	34
6.9 Taxes and Fees	34
6.10 Tax Attributes	34

ARTICLE 7
DISPUTE RESOLUTION	34
7.1 Commercial Arbitration	34
7.2 Proposed Adjustment Disputes	35

ARTICLE 8
INDEMNIFICATION	35
8.1 Indemnification by Woodbridge and Woodbridge Parent	35
8.2 Indemnification by ACSC and AbitibiBowater	36
8.3 Indemnification by ACSC and AbitibiBowater of Woodbridge Indemnitees	36
8.4 Indemnification by Woodbridge and Woodbridge Parent of Abitibi Indemnitees	37
8.5 Resolution of Indemnification Claims	37
8.6 Indemnification for Tax Contests	39
8.7 Limitations on Liability	39
8.8 Indemnification Payment	39

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ARTICLE 9
GENERAL	39
9.1 Assignment	39
9.2 Notices	39
9.3 Governing Law	42
9.4 Time of Performance	42
9.5 Entire Agreement	42
9.6 Amendment	43
9.7 Time of the Essence	43
9.8 Waiver	43
9.9 Further Assurances	43
9.10 Costs and Expenses	43
9.11 Currency	43
9.12 Confidentiality	43
9.13 Counterparts	43
9.14 Sections and Headings	44
9.15 Successors and Assigns	44
9.16 Availability of Equitable Relief; Specific Performance	44

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          STOCK PURCHASE AGREEMENT made as of the 23rd day of December, 2010
BETWEEN:
WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED, a corporation incorporated under the laws of the Province of Ontario
- and -
THE WOODBRIDGE COMPANY LIMITED, a corporation incorporated under the laws of the Province of Ontario
- and -
ABITIBI CONSOLIDATED SALES CORPORATION, a corporation incorporated under the laws of the State of Delaware
- and -
ABITIBI BOWATER INC., a corporation incorporated under the laws of the State of Delaware
- and -
AUGUSTA NEWSPRINT COMPANY, a Georgia partnership
- and-
AUGUSTA NEWSPRINT INC., a corporation incorporated under the laws of the State of Delaware
     WHEREAS Woodbridge owns (beneficially and of record) all of the outstanding ANI Preferred Stock;
     AND WHEREAS WIHSA owns (beneficially and of record) all of the outstanding ANI Common Stock;
     AND WHEREAS, prior to the Closing, Woodbridge Parent will cause WIHSA to sell, transfer and assign all of its rights, title and interest in all of the outstanding ANI Common Stock to Woodbridge;
     AND WHEREAS as of the Closing, Woodbridge will own all of the outstanding ANI Preferred Stock and ANI Common Stock;

     AND WHEREAS ANI owns a 47.5% interest in the Partnership and ACSC owns a 52.5% interest in the Partnership;
     AND WHEREAS Woodbridge Parent is the indirect parent company of Woodbridge and AbitibiBowater is the indirect parent company of ACSC;
     AND WHEREAS the Debtors have commenced the Bankruptcy Proceedings and Canadian Debtors have commenced the CCAA Proceedings;
     AND WHEREAS Woodbridge wishes to sell, transfer and assign, and the Partnership wishes to purchase, the Purchase Stock, on and subject to the terms and conditions set forth in this Agreement;
     AND WHEREAS in connection with the Bankruptcy Proceedings, AbitibiBowater has filed the Settlement Motion pursuant to which AbitibiBowater and ACSC is seeking the approval of the Bankruptcy Court of (i) the terms of settlement of various disputes concerning (A) the rejection of the Call Agreement and (B) the motion to compel rejection of the Partnership Agreement, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure (other than the Woodbridge Claims), and (ii) this Agreement and the transactions contemplated hereby, pursuant to Sections 363 and 105 of the Bankruptcy Code, and authority for the applicable Debtors to perform all of the obligations under this Agreement and all documents and agreements entered into in connection herewith;
     NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND SCHEDULES
1.1 Definitions. Wherever used in this Agreement, unless the context otherwise requires, the following terms have the following meanings, respectively:
“AbitibiBowater” means AbitibiBowater Inc., a corporation incorporated under the laws of the State of Delaware, and references to AbitibiBowater shall include any successor by operation of law to AbitibiBowater Inc.
“AbitibiBowater Release” means the release in the form attached hereto as Schedule C.
“Accounting Firm” has the meaning set forth in Section 2.11(b).
“Action or Proceeding” means any action, suit, hearing, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit, whether civil, criminal, administrative or otherwise. For purposes of this Agreement, “pending” Actions and Proceedings include written demands, claims, notices of violations or demand letters.

“ACSC” means Abitibi Consolidated Sales Corporation, a corporation incorporated under the laws of the State of Delaware, and references to ACSC shall include any successor by operation of law to Abitibi Consolidated Sales Corporation.
“Adjustment Payment” has the meaning set forth in Section 2.12.
“Administrative Claim” means the allowed administrative claim held by the Partnership against ACSC in the amount of $9,246,580.00 pursuant to the Agreed Order With Respect to Motion of Augusta Newsprint Company for Allowance of Administrative Expense Claim Pursuant to 11 U.S.C. § 503(b)(9) [D.I. 1457] entered by the Bankruptcy Court on December 16, 2009.
“Administrative Claim Assignment” has the meaning set forth in Section 2.9.
“Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder”, and similar expressions mean and refer to this Agreement, including the recitals, as amended, supplemented, restated or replaced from time to time (including the Schedules hereto, unless indicated to the contrary by the text), and the expressions “Article”, “Section” and “Schedule” followed by a number or letter mean and refer to the specified article, section or schedule of this Agreement.
“ANI” means Augusta Newsprint Inc., a corporation incorporated under the laws of the State of Delaware, and references to ANI shall include any successor by operation of law to Augusta Newsprint Inc.
“ANI Class A Preferred Stock” means the outstanding Class A preferred stock, par value $0.01 per share, in the share capital of ANI.
“ANI Class B Preferred Stock” means the outstanding Class B preferred stock, par value $0.01 per share, in the share capital of ANI.
“ANI Common Stock” means the outstanding common stock, par value $0.01 per share, in the share capital of ANI.
“ANI Financial Statements” has the meaning set forth in Section 5.3(i).
“ANI Preferred Stock” means the ANI Class A Preferred Stock and the ANI Class B Preferred Stock.
“ANI Redemption Amount” has the meaning set forth in Section 2.7.
“Approval Date” means the date on which the Settlement Order is approved by the Bankruptcy Court.
“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), operated, owned or leased by such Person, including cash, cash equivalents,

Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.
“Bankruptcy Claims” means the following Claims made, filed, scheduled or otherwise asserted by or on behalf of the Partnership in the Bankruptcy Proceedings: Claim number 3612 made by the Partnership in the Bankruptcy Proceedings of Alabama River Newsprint Company, Case no. 09-11301, in the amount of $1,699.49; Claim number 3630 made by the Partnership in the Bankruptcy Proceedings of Abitibi-Consolidated Corporation, Case no. 09-11302, in the amount of $1,848.01; Claim numbers 3631 and 3632 made by the Partnership in the Bankruptcy Proceedings of AbitibiBowater, Inc., Case no. 09-11296, in the amounts of $25,899.02 and $85,247.34, respectively; the Claim listed on Schedule F of the Schedules of Assets and Liabilities of Alabama River Newsprint Company, Case no. 09-11301, in the amount of $2,203.49; and Claim number 10005 made by the Partnership in the Bankruptcy Proceedings of Abitibi-Consolidated Corporation, Case no. 09-11302, in the amount of $37,458,605.69.
“Bankruptcy Claims Assignment” has the meaning set forth in Section 2.8.
“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Bankruptcy Proceedings.
“Bankruptcy Proceedings” means the cases filed in the Bankruptcy Court under chapter 11 of the Bankruptcy Code by AbitibiBowater and its affiliated debtors and debtors-in-possession, jointly administered as Case No. 09-11296.
“Business Day” means a day of the year, other than a Saturday or a Sunday, on which banks are generally open for business in each of Montreal, Quebec, Toronto, Ontario, and New York, New York.
“Call Agreement” means the Amended and Restated Call Agreement, dated as of July 1, 2004, among Woodbridge, WIHSA, Woodbridge Parent, ACSC and Abitibi-Consolidated Inc., as amended or supplemented pursuant to amendments made as of May 27, 2005 and February 23, 2007, respectively.
“Canadian Court” means the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada.
“Canadian Debtors” means, collectively, AbitibiBowater and those of its subsidiaries and affiliates who applied for protection from creditors in the CCAA Proceedings.
“CCAA” means Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended from time to time.

“CCAA Proceedings” means the proceedings for provisional relief in support of the Bankruptcy Proceedings commenced in the Canadian Court under section 18.6 of the CCAA by AbitibiBowater and certain of its subsidiaries.
“Claim Notice” has the meaning set forth in Section 8.5(a).
“Claim” has the meaning ascribed to such term in Section 1.01(5) of the Bankruptcy Code.
“Closing” means the consummation of the purchase and sale of the Purchase Stock pursuant to this Agreement.
“Closing Date” means the first fourteenth day of a month following the Approval Date, or such other date as the parties shall agree in writing, provided that, if the fourteenth day of the month is not a Business Day, the Closing Date shall be the first Business Day immediately preceding the fourteenth day. Notwithstanding the foregoing, in no event shall the Closing Date be earlier than January 14, 2011.
“Closing Date Cash Statement” has the meaning set forth in Section 2.11(a).
“Closing Time” means 10:00 a.m. (New York time) on the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and any anomalous provisions of state law, and any successor legislation to the foregoing.
“Commercial Arbitration Rules” has the meaning set forth in Section 7.1.
“Conditions” means the presence of any Regulated Material in, on, under, above, or emanating from the real property on which the mill operated by the Partnership is situated, where the presence of such Regulated Material does not arise from or pertain to Operations.
“Contract” means any agreement, instrument, lease, deed, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral) and “Contractual” means arising under any such Contract.
“Debtors” means, collectively, AbitibiBowater and its affiliated debtors and debtors-in-possession in the Bankruptcy Proceedings.
“Encumbrance” means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, trust or deemed trust, right of set-off, adverse claim, or any other Option, right or claim of others of any kind whatever, whether Contractual, statutory or otherwise arising.
“Environmental Damages” means any Loss arising from any investigation, notice, violation, demand, allegation, suit, proceeding, order or claim made by any third party or Governmental or Regulatory Authority that arises from or pertains to any Environmental

Law or the Release or threatened Release of any Regulated Material, including claims for personal injury, emotional distress, medical monitoring, property damage, trespass, nuisance, negligence, strict liability, diminution in property value, compensatory damages, natural resource damages, investigation or Remediation costs.
“Environmental Law” means any Law relating to environmental health and safety matters, pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), investigation or Remediation of contaminated sites or the protection of human health and safety from environmental hazards, including any Law or permit relating to Releases or threatened Releases of Regulated Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or Remediation of Regulated Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and state Laws, whether or not they embody a delegation of authority under federal Laws.
“Equity Holder” means (i) in the case of a corporation, a stockholder, (ii) in the case of a general or limited partnership, a partner, (iii) in the case of a limited liability company, a member, and (iv) in the case of any other Person other than an individual, a holder of comparable equity interests therein.
“Equity Interest” means (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, partnership units or interests, (iii) in the case of a limited liability company, membership units or interests, and (iv) in the case of any other Person other than an individual, the comparable equity interests therein.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any other Person that is or may be treated as a single employer together with such first Person within the meaning of Section 4001 of ERISA or Section 414(b), (c) (m) or (o) of the Code.
“ERISA Affiliate Liability” means any actual or contingent obligation, liability or expense of ANI or any of its subsidiaries to, under or in respect of any employee benefit plan under any statute or regulation that imposes liability on a so-called “controlled group” basis (as used in Sections 52 and 414 of the Code) including by reason of ANI’s affiliation with any of its ERISA Affiliates or ACSC being deemed a successor to any ERISA Affiliate of Woodbridge or its subsidiaries.
“Estimated Closing Date Cash Statement” has the meaning set forth in Section 2.5.
“Estimated Partnership Cash” has the meaning set forth in Section 2.5.
“Final Order” means a final and non-appealable order of the Bankruptcy Court.
“Final Partnership Cash Amount” has the meaning set forth in Section 2.11(b).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, board, bureau, department, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
“HSR” means the Hart-Scott-Rodino Antitrusts Improvement Act of 1976, as amended.
“Indemnified Party” and “Indemnifying Party” have the respective meanings set forth in Section 8.5(a).
“Indemnified Taxes” has the meaning set forth in Section 6.4.
“Indemnity Notice” has the meaning set forth in Section 8.5(c).
“Interim Period” has the meaning set forth in Section 6.4.
“Investment Assets” means all debentures, notes and other evidences of indebtedness, Equity Interests (including Options for Equity Interests or other securities), interests in joint ventures, mortgage loans and other investment or portfolio assets owned beneficially, whether or not of record.
“know” or “knowledge” means, with respect to any Person, the actual knowledge of such Person or, if not a natural Person, its Managing Persons, in each case after reasonable inquiry.
“Laws” means all laws (including common law), statutes, rules (including rules of relevant stock exchanges or similar self-regulatory organizations), regulations, ordinances, and other pronouncements having the effect of law, policies and directives of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
“Liabilities” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).
“Licenses” means all identification numbers, licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents required by any Laws administered by any Governmental or Regulatory Authority.
“LLC Conversion” has the meaning set forth in Section 4.8.
“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and reasonable expenses, including reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses incurred in connection with the defense of any third party claims).
“Managing Persons” means, to the extent applicable, (i) in the case of a corporation, its directors and Senior Officers, (ii) in the case of a general or limited partnership, its general partners and their respective Senior Officers, (iii) in the case of a limited liability company, its managers or managing members, and any Senior Officers, and (iv) in the case of any other Person other than an individual, Persons holding like positions or performing like functions.
“Measurement Time” means 11:59 p.m. as of the day immediately prior to the Closing Date.
“Notice” has the meaning set forth in Section 9.2.
“Operations” means any conduct or activity of the Partnership.
“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right, stock appreciation right, convertible security or other Contract that gives the right to (i) purchase or otherwise receive (including pursuant to a right of first refusal or offer) or be issued any Equity Interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest of such Person, or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Interests of such Person, including any rights to participate in the equity and income or in the election of Managing Persons.
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
“Organizational Documents” means with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to any other Person other than an individual, its comparable organizational documents.
“Partnership” means Augusta Newsprint Company, a Georgia partnership, established pursuant to the Partnership Agreement, and references to the Partnership shall include any successor by operation of law to Augusta Newsprint Company, or any successor entity following the LLC Conversion.
“Partnership Agreement” means the partnership agreement establishing and governing the Partnership, dated as of August 17, 1981, as amended or supplemented from time to time.
“Partnership Cash” means the cash balance of the Partnership as of the Measurement Time, it being understood and agreed that it is anticipated that payment for newsprint purchased by ACSC from the Partnership for the preceding month will be received on the first or second Business Day following the day on which the Measurement Time occurs and such amount shall not be included in the determination of Partnership Cash at the Measurement Time.
“Partnership Interest” means the 47.5% interest in the Partnership held by ANI.
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or Governmental or Regulatory Authority, however designated or constituted.
“Pre-Closing Periods” has the meaning set forth in Section 6.4.
“Proposed Final Partnership Cash Amount” has the meaning set forth in Section 2.11(a).
“Purchase Price” has the meaning set forth in Section 2.2, adjusted pursuant thereto and pursuant to Section 2.11.
“Purchase Stock” means, collectively, the ANI Common Stock and the ANI Preferred Stock.
“Regulated Material” means any contaminants, chemicals, wastes, petroleum, petroleum hydrocarbons, petroleum products and compounds containing them (including kerosene, fuel oil, gasoline, diesel fuel, and fuel additives), explosives, flammable materials, radioactive materials, polychlorinated biphenyls, lead and lead-based paint, asbestos or asbestos-containing materials, underground or aboveground storage tanks (whether empty or containing any substance), ozone depleting substances, and any and all other substances or contaminants (whether solid, liquid or gas) now or in the future regulated by any Environmental Law.
“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposal, or other movement of any Regulated Material.
“Remediation” means any activity, response, removal or corrective action to cleanup, decontaminate, contain or otherwise address any Regulated Material, any action to prevent, cure or mitigate any Release or threatened Release, any action to comply with any Environmental Law, and any inspection, investigation, study, monitoring, assessment, audit, sampling, testing, analysis or other evaluation relating to any Regulated Material.
“Secured Promissory Note” has the meaning set forth in Section 2.2.
“Security Documents” means all documents listed in Section B(II) of Schedule D.

“Senior Officer” means, in respect of any party, any senior officer of such party, which shall include the president, treasurer, secretary and any other senior or executive vice-president thereof (or any comparable authorized person).
“Settlement Date” has the meaning set forth in Section 2.11(c).
“Settlement Motion” has the meaning set forth in Section 4.2.
“Settlement Order” means, collectively, one or more Final Orders of the Bankruptcy Court approving (i) the settlement of various disputes concerning (A) the rejection of the Call Agreement and (B) the motion to compel rejection of the Partnership Agreement, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure (other than the Woodbridge Claims), and (ii) this Agreement, and the transactions contemplated hereby, pursuant to Sections 363 and 105 of the Bankruptcy Code, and authorizing the applicable Debtors to perform all of the obligations under this Agreement, and all documents and agreements entered into in connection herewith, which Final Orders shall be in form and substance reasonably acceptable to Woodbridge.
“Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank interests, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, transfer, environmental or other taxes, assessments, duties, fees, levies, customs or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.
“Taxing Authority” means any Governmental or Regulatory Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Returns” means any returns, reports or statements (including any information returns, claims for refunds, amended returns or declarations of estimated Tax) required to be filed with respect to a particular Tax and any schedules or attachment thereto.
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“TNI” means Thomson Newsprint Inc., a corporation incorporated under the laws of the State of Florida, and references to TNI shall include any successor by operation of law to Thomson Newsprint Inc.
“Transmission” has the meaning set forth in Section 9.2.
“WIHSA” means Woodbridge International Holdings S.A., and references to WIHSA shall include any successor by operation of law to Woodbridge International Holdings S.A..
“WIHSA Transfer Agreement” means the agreement substantially in the form of Schedule F hereto, to be entered into between WIHSA and Woodbridge pursuant to which, prior to the Closing, WIHSA will sell, transfer and assign to Woodbridge all of the outstanding ANI Common Stock.
“Wood Fraud Claim” means claim number 005-112442 held by AbitibiBowater against Chartis Insurance Company of Canada, under policy number 138-21-37, in the net amount of Canadian $1,469,282.04.
“Wood Fraud Claim Payment” means amounts received by the Partnership from time to time in satisfaction of the Wood Fraud Claim.
“Woodbridge” means Woodbridge International Holdings Limited, and references to Woodbridge shall include any successor by operation of law to Woodbridge International Holdings Limited.
“Woodbridge Claims” has the meaning set forth in Section 4.2.
“Woodbridge Indemnitees” has the meaning set forth in Section 8.3.
“Woodbridge Parent” means The Woodbridge Company Limited, and references to Woodbridge Parent include any successor by operation of law to The Woodbridge Company Limited.
“Woodbridge Release” means the release in the form attached hereto as Schedule B.
     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the phrases “include” and “including” shall mean “include without limitation” and “including without limitation”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
1.2 Schedules. The following Schedules and Exhibits are attached to and incorporated into this Agreement:

Schedule A	—	Form of Secured Promissory Note
Schedule B	—	Form of Woodbridge Release
Schedule C	—	Form of AbitibiBowater Release
Schedule D	—	Closing Deliveries
Schedule E	—	Form of Settlement Motion
Schedule F	—	Form of WIHSA Transfer Agreement
Schedule G	—	Form of Assignment and Assumption of Bankruptcy Claims Agreement
Schedule H	—	Form of Assignment and Assumption of Administrative Claim Agreement
Schedule I	—	Known Environmental Conditions

ARTICLE 2
PURCHASE AND SALE
2.1 Purchase and Sale. Subject to the terms of this Agreement, at the Closing, Woodbridge shall sell, transfer and assign and the Partnership shall purchase, the Purchase Stock, constituting all of the issued and outstanding stock in the share capital of ANI, free and clear of all Encumbrances.
2.2 Purchase Price. The Purchase Price shall consist of the following:
(a)	An amount in cash equal to the lesser of (i) fifteen million dollars ($15,000,000) and (ii) 52.5% of the Estimated Partnership Cash, payable by the Partnership at the Closing; plus

(b)	a secured, first priority promissory note issued, at the Closing, by the Partnership, payable to Woodbridge in the aggregate original principal amount of ninety million dollars ($90,000,000), plus the excess, if any, of fifteen million dollars ($15,000,000) over 52.5% of the Estimated Partnership Cash (the “Secured Promissory Note”); plus

(c)	an assignment of 47.5% of the Partnership’s right, title and interest in and to the Bankruptcy Claims pursuant to Section 2.8 hereof, except to the extent such claims are paid to the Partnership in cash prior to the Measurement Time;

(d)	an assignment of 47.5% of the Partnership’s right, title and interest in and to the Administrative Claim pursuant to Section 2.9 hereof, except to the extent such claims are paid to the Partnership in cash prior to the Measurement Time; plus

(e)	an amount in cash equal 47.5% of any Wood Fraud Claim Payments received by the Partnership from time to time to the extent such amount was not distributed by the Partnership to ANI on or prior to the Closing Date, including pursuant to Section 2.5 hereof.
The Secured Promissory Note shall be in substantially the form attached hereto as Schedule A. In connection with the purchase of the Purchase Stock and the issuance of the Secured Promissory Note, ACSC, ANI and the Partnership shall enter into the applicable Security Documents as of the Closing and the Partnership shall deliver (i) a certificate of a senior officer of each of the Partnership and ACSC as to the solvency of the Partnership and (ii) an opinion dated the Closing Date, from counsel to ANI, ACSC and the Partnership as to enforceability and perfection. The Purchase Price shall be allocated as to two hundred dollars ($200) to the ANI Common Stock and the remainder to the ANI Preferred Stock.

2.3 Payment Instructions. Woodbridge shall deliver to the Partnership no later than two (2) Business Days before the anticipated Closing Date a notice which shall contain payment instructions.
2.4 Closing. The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 at the Closing Time, or at such other location as the parties may agree in writing.
2.5 Distribution. No later than five (5) Business Days prior to the Closing Date, ACSC shall deliver a notice to Woodbridge (the “Estimated Closing Date Cash Statement”) which shall set forth its good faith estimate of the Partnership Cash (the “Estimated Partnership Cash”). On the Business Day immediately prior to the Closing, ACSC and ANI shall cause the Partnership to, and the Partnership shall, distribute to ANI 47.5% of the Estimated Partnership Cash.
2.6 Payables and Receivables. Immediately prior to the Closing, ANI shall apply a portion of the distribution of the Estimated Partnership Cash received by ANI pursuant to Section 2.5 hereof to repay any outstanding accounts payable, and shall collect or eliminate any accounts receivable.
2.7 Redemption of ANI Preferred Stock. Immediately prior to the Closing, ANI shall redeem, in exchange for an aggregate amount equal to the sum of the amount of Estimated Partnership Cash received by ANI pursuant to Section 2.5 hereof plus the amount of the available cash in ANI, if any, after the settlement of its accounts payable and accounts receivable pursuant to Section 2.6 (the “ANI Redemption Amount”), that number of shares of outstanding ANI Class A Preferred Stock that can be redeemed for the Class A Redemption Amount (as defined in ANI’s Amended and Restated Certificate of Incorporation) per share with the ANI Redemption Amount.
2.8 Assignment of Bankruptcy Claims.
(a)	Subject to Section 2.8(b), prior to Closing, except to the extent that the Bankruptcy Claims are paid to the Partnership in cash prior to the Measurement Time, pursuant to an Assignment and Assumption in the form attached hereto as Schedule G, ACSC and ANI shall cause the Partnership to, and the Partnership shall, assign, grant, convey and transfer to Woodbridge, 47.5% of the Partnership’s right, title and interest in and to the Bankruptcy Claims (the “Bankruptcy Claims Assignment”), which shall include, without limitation or offset, 47.5% of ((i) through (iv) below collectively, the “Transferred Bankruptcy Claims Rights”):
(i)	the Bankruptcy Claims;
(ii)	the Partnership’s right, title and interest in and to the Bankruptcy Claims, including all agreements, instruments, subscriptions, statements, proofs of claim, proofs of investment and other documents evidencing, or supporting the Bankruptcy Claims and any agreements, stipulations, or other settlement rights or documentation relating to the allowance or disallowance of the Bankruptcy Claims;
(iii)	the Partnership’s right to receive principal, interest, fees, expenses, damages and other amounts in respect of, or in connection with, the Bankruptcy Claims; and
(iv)	cash, securities, instruments, proceeds, collateral, guarantees and/or other property distributed, received or paid from and after the Closing, on account of, or exchanged in return for the Bankruptcy Claims.
(b)	Prior to the first distribution in respect of Bankruptcy Claims to be made in shares of AbitibiBowater, each of AbitibiBowater, ACSC and the Partnership shall take all necessary actions so that such distribution shall be deferred until as promptly as practicable following the Closing and the rights thereto (as to 47.5%) shall be assigned to Woodbridge pursuant to the Bankruptcy Claims Assignment.
2.9 Assignment of Administrative Claim. Prior to Closing, except to the extent that the Administrative Claim is paid to the Partnership in cash prior to the Measurement Time, pursuant to an Assignment and Assumption in the form attached hereto as Schedule H, ACSC and ANI shall cause the Partnership to, and the Partnership shall, assign, grant, convey and transfer to Woodbridge, 47.5% of the Partnership’s right, title and interest in and to the Administrative Claim (the “Administrative Claim Assignment”), which shall include, without limitation or offset, 47.5% of ((a) through (d) below collectively, the “Transferred Administrative Claim Rights”):
(a)	the Administrative Claim;

(b)	the Partnership’s right, title and interest in and to the Administrative Claim, including all agreements, instruments, subscriptions, statements, proofs of claim, proofs of investment and other documents evidencing, or supporting the Administrative Claim and any agreements, stipulations, or other settlement rights or documentation relating to the allowance or disallowance of the Administrative Claim;

(c)	the Partnership’s right to receive principal, interest, fees, expenses, damages and other amounts in respect of, or in connection with, the Administrative Claim; and

(d)	cash, securities, instruments, proceeds, collateral, guarantees and/or other property distributed, received or paid from and after the Closing, on account of, or exchanged in return for the Administrative Claim.
2.10 Wood Fraud Claim Payment. Except to the extent that the Wood Fraud Claim is paid to the Partnership in cash prior to the Measurement Time, the Partnership shall pay the amount that is 47.5% of any Wood Fraud Claim Payment to Woodbridge or as Woodbridge otherwise directs as soon as practicable after such time as such Wood Fraud Claim Payment is received by the Partnership. Payments pursuant to this Section 2.10 shall satisfy the amount payable under Section 2.2(e).
2.11 Distribution Adjustment.
(a)	Not later than 60 days after the Closing Date, ANI shall cause a statement (the “Closing Date Cash Statement”) setting forth the amount of the Partnership Cash (the “Proposed Final Partnership Cash Amount”) to be prepared and delivered to Woodbridge. The Closing Date Cash Statement shall be prepared in accordance with the normal procedures of the Partnership.

(b)	If Woodbridge notifies ANI that it agrees with the Proposed Final Partnership Cash Amount within 20 days after receipt of the Closing Date Cash Statement or, within such 20-day period, fails to deliver notice to ANI that it disagrees with the Proposed Final Partnership Cash Amount or that it believes an error is contained in the Closing Date Cash Statement, the Proposed Final Partnership Cash Amount shall be conclusive and binding on the parties to this Agreement and the parties shall be deemed to have agreed thereto, in the first case, on the date ANI receives the notice and, in the second case, on such 20th day. If Woodbridge notifies ANI that it disagrees with the Proposed Final Partnership Cash Amount or believes that an error is contained in the Closing Date Cash Statement within the 20-day period immediately following the delivery required under Section 2.11(a), then ANI and Woodbridge shall meet and attempt, in good faith, to resolve their differences with respect to such matters and determine the amount of the Partnership Cash within 30 days after ANI’s receipt of Woodbridge’s notice of disagreement. If Woodbridge and ANI cannot agree within such 30-day period, then Deloitte Financial Advisory Services LLP (the “Accounting Firm”), acting as an expert shall be retained by the parties to determine the amount of Partnership Cash (the expense of such determination by the Accounting Firm to be shared equally among ANI and Woodbridge). ANI and Woodbridge shall use commercially reasonable efforts to cause the Accounting Firm to determine the amount of Partnership Cash in accordance with the normal procedures of the Partnership. The amount of Partnership Cash as determined by such accounting firm shall not be greater than the amount proposed by Woodbridge or lesser than the amount proposed by ANI. The amount of the Partnership Cash as determined (or deemed determined) by the parties or by the Accounting Firm pursuant to this Section 2.11(b), shall be conclusive of the amount of the Partnership Cash (the amount of the Partnership Cash as so determined, the “Final Partnership Cash Amount”).

(c)	On the 5th Business Day following the date on which the Final Partnership Cash Amount is determined pursuant to Section 2.11(b)(the “Settlement Date”), the payment contemplated by Section 2.12 shall be made.

2.12 Adjustment Payment. On the Settlement Date, either (i) Woodbridge shall pay to the Partnership in immediately available funds the amount, if any, by which 47.5% of the Estimated Partnership Cash exceeds 47.5% of the Final Partnership Cash Amount, or (ii) the Partnership shall pay to Woodbridge in immediately available funds the amount, if any, by which 47.5% of the Final Partnership Cash Amount exceeds 47.5% of the Estimated Partnership Cash Amount (any such payment, the “Adjustment Payment”). Woodbridge shall deliver to the Partnership, or the Partnership shall deliver to Woodbridge, as applicable, no later than two (2) Business Days before the Settlement Date, a notice which shall contain payment instructions.
2.13 Withholding Rights. The Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that such amounts are so withheld by the Partnership, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the holders of the Partnership Interest in respect of which such deduction and withholding was made by the Partnership.
ARTICLE 3
CONDITIONS TO CLOSING
3.1 Mutual Conditions. Subject to Section 3.2 and 3.3, the Parties’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver), at or prior to Closing of the following conditions:
(a)	there shall be no Order or Law prohibiting the purchase and sale of the Purchase Stock;

(b)	any waiting period (and any extension thereof) under The notification required by Section X of the Final Judgment in United States of America v. Abitibi-Consolidated Inc. and Bowater Incorporated, Case No. 07-1912, 15-17 (D.D.C. Nov. 6, 2008) (the “DOJ Order”) applicable to the transaction shall have expired or shall have been terminated;

(c)	the effective date of the Chapter 11 plans for AbitibiBowater and its affiliated debtors and debtors-in-possession shall have occurred; and

(d)	the Settlement Order shall have been approved and entered by the Bankruptcy Court.
3.2 Additional Conditions to ACSC’s and the Partnership’s Obligations. The obligation of ACSC and the Partnership to effect the Closing shall be subject to the fulfillment (or express written waiver by ACSC and AbitibiBowater), at or prior to Closing of the following conditions:
(a)	the representations and warranties of (i) Woodbridge and Woodbridge Parent contained in Section 5.2 shall be true and correct when made and as of the Closing Date as though restated on the Closing Date and (ii) Woodbridge,

Woodbridge Parent and ANI contained in Section 5.3 shall be true and correct when made and as of the Closing Date as though restated on the Closing Date;
(b)	Woodbridge shall have delivered to the Partnership a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

(c)	Woodbridge and Woodbridge Parent shall have delivered the closing documents set forth on Schedule D that are required to be delivered by Woodbridge and/or Woodbridge Parent, in form and substance reasonably acceptable to ACSC and AbitibiBowater;

(d)	all covenants contained in this Agreement to be performed by Woodbridge, Woodbridge Parent or ANI at or prior to the Closing Time shall have been performed in all material respects; and

(e)	as of immediately prior to the Closing Time, Woodbridge shall own (beneficially and of record) all of the ANI Common Shares, free and clear of all Encumbrances.
3.3 Additional Conditions to Woodbridge’s Obligations. Woodbridge and Woodbridge Parent’s obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by Woodbridge and Woodbridge Parent), at or prior to Closing of the following conditions:
(a)	the representations and warranties of ACSC and AbitibiBowater contained in Section 5.1 shall be true and correct when made and as of the Closing Date as though restated on the Closing Date;

(b)	ACSC, AbitibiBowater and the Partnership shall have delivered (i) the closing documents set forth on Schedule D that are required to be delivered by ACSC, AbitibiBowater and/or the Partnership, and (ii) the Security Documents, in each case in form and substance reasonably acceptable to Woodbridge and Woodbridge Parent;

(c)	all covenants contained in this Agreement to be performed by ACSC, the Partnership and AbitibiBowater at or prior to the Closing Time shall have been performed in all material respects; and

(d)	the Bankruptcy Claim and the Administrative Claim shall be allowed in the full amount as asserted or claimed by the Partnership.
3.4 Unsatisfied Closing Conditions.
(a)	In the event that (i) the transactions contemplated by this Agreement shall not have been consummated on or prior to March 31, 2011; and (ii) the party seeking to terminate this Agreement pursuant to this Section 3.4(a) shall not have breached in material respect any obligation under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement prior to March 31, 2011, then this Agreement may be terminated by such party.
(b)	In the event that either party shall have breached any of its representations, warranties, covenants or agreements and such breach is not cured within 20 Business Days of notice to such party by the other party, then this Agreement may be terminated by such other party, provided such other party is not then in breach of its representations, warranties, covenants or agreements where such other party’s breach would give such first party the right to terminate this Agreement pursuant to this Section 3.4(b).

(c)	For the purposes of this Section 3.4, (i) AbitibiBowater and ACSC collectively shall be deemed one party and (ii) Woodbridge Parent, Woodbridge and ANI collectively shall be deemed one party.

(d)	If this Agreement is terminated pursuant to this Section 3.4 all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the other except for the provisions of (i) this Section 3.4(d) (Unsatisfied Closing Conditions), (ii) Article 7 (Dispute Resolution) and (iii) Article 9 (Miscellaneous); provided, that neither the termination of this Agreement nor anything in this Section 3.4(d) shall relieve any party from Liability for any breach of this Agreement occurring prior to such termination hereof.
3.5 Releases. At the Closing Time:
(a)	ACSC, AbitibiBowater and the Partnership shall deliver the Woodbridge Release (attached hereto as Schedule B) to Woodbridge; and

(b)	Woodbridge and Woodbridge Parent shall deliver the AbitibiBowater Release (attached hereto as Schedule C) to ACSC.
ARTICLE 4
COVENANTS
4.1 Further Actions. Each of ACSC and Woodbridge shall use all commercially reasonable efforts to complete the transaction contemplated hereby, including (a) completing all necessary filings and notices (b) providing such information as may be requested by Governmental or Regulatory Authorities, and (c) pursuing the termination of any applicable waiting period under the notification required by Section X of the DOJ Order. In connection with the foregoing, each of ACSC and Woodbridge shall cooperate with each other and keep the other informed with respect to such effort.

4.2 Settlement Motion. On December 1, 2010, AbitibiBowater filed with the Bankruptcy Court a motion and order (the “Settlement Motion”) seeking entry of the Settlement Order in the form of Schedule E. AbitibiBowater shall consult and cooperate with Woodbridge, and consider in good faith the views of Woodbridge, with respect to any modifications to the Settlement Motion or Settlement Order. The Settlement Motion shall not seek to affect in any way the claims of Woodbridge, Woodbridge Parent, WIHSA, or any of their affiliates, against the Debtors or the Canadian Debtors, arising from the rejection of the Call Agreement and the guarantee dated as of September 6, 2001 by Abitibi-Consolidated Inc. in favor of each of Woodbridge and WIHSA (all such claims, the “Woodbridge Claims”). For the avoidance of doubt, the Woodbridge Claims, and all rights thereto and thereunder, are preserved.
4.3 Conduct of Business.
(a)	From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, ACSC and ANI shall cause the Partnership to, and the Partnership shall, conduct the business of the Partnership in all material respects in the ordinary course of business on a basis consistent with past practice, and use commercially reasonable efforts to preserve its business operation, including the services of its officers and employees, and its business relationships with customers, suppliers and others having business dealings with the Partnership. By way of amplification and not of limitation, from the date hereof until the Closing Date, ACSC and ANI shall cause the Partnership to, and the Partnership shall, refrain from (i) shortening or lengthening the customary payment cycles of the Partnership with respect to accounts payable and accounts receivable, (ii) changing customary payment terms of the Partnership with respect to accounts receivable and accounts payable, and (iii) changing the customary inventory management practices of the Partnership.

(b)	From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ANI shall not, and Woodbridge shall cause ANI not do any of the following:
(i)	enter into any Contract;
(ii)	(A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class (except for the issuance of certificates in replacement of lost certificates) or (B) adjust, split, combine, or reclassify any of its equity securities;
(iii)	redeem, purchase or otherwise acquire any outstanding shares of the capital stock of ANI, other than as contemplated by Section 2.7 of this Agreement.

(iv)	acquire in any manner any Assets or Properties;
(v)	mortgage, pledge or subject to any Encumbrances, any of its Assets or Properties;
(vi)	amend or restate, or propose to amend or restate, any Organizational Document of ANI;
(vii)	merge or consolidate with or into any other Person or dissolve or liquidate;
(viii)	incur or assume any Liabilities, assume, guarantee, endorse or otherwise become liable or responsible for the Liabilities of any other Person;
(ix)	lease, sell or otherwise dispose of any Assets or Properties, other than as contemplated by Section 2.6 of this Agreement;
(x)	commence or settle any claim, action or proceeding; or
(xi)	agree in writing or otherwise to do anything contained in this clause (b).
4.4 Bank Account. ANI shall close its account at UBS in New York, New York as soon as practicable after the Closing.
4.5 WIHSA Share Transfer. Woodbridge Parent shall cause WIHSA to enter into the WIHSA Transfer Agreement and pursuant thereto to transfer all right, title and interest in the ANI Common Shares, free and clear of all Encumbrances, to Woodbridge prior to the Closing Time. Woodbridge Parent covenants and agrees to cause WIHSA not to sell, transfer or assign or subject to (or fail to object to the imposition of) any Encumbrance upon, the ANI Common Shares to any other Person.
4.6 Notice of Withdrawal of Appeal. Within five (5) Business Days of the Closing Date, Woodbridge and Woodbridge Parent shall, and shall cause WIHSA to, take such action as is necessary to withdraw with prejudice the Appeal filed on November 3, 2009, with the District Court for the District of Delaware (Case No. 1:09-cv-00907-LPS) from the Order Authorizing the Rejection of a Certain Call Agreement entered on the docket (Docket No. 1200) in the Bankruptcy Proceedings on October 27, 2009.
4.7 Resignation of Directors and Officers of ANI. Prior to the Closing, Woodbridge shall obtain the resignation of all directors and officers of ANI and releases from such individuals of all claims they may have against ANI in a form satisfactory to ACSC, which shall be no less favorable than the release set forth on Schedule C.
4.8 LLC Conversion. Immediately prior to the Closing, the Partnership may elect to, and, in such case, the parties shall take all reasonable action and execute such documents as reasonably necessary to, effect a conversion of the Partnership from a Georgia partnership to a Delaware limited liability company in accordance with Georgia and Delaware law (such conversion, the “LLC Conversion”).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
5.1 ACSC and AbitibiBowater Representations and Warranties.
     Subject, as applicable, to entry of the Settlement Order and the application of the Bankruptcy Code in the Bankruptcy Proceedings, each of ACSC and AbitibiBowater hereby jointly and severally represents and warrants in respect of itself and the Partnership (except with respect to the representations and warranties in Section 5.1(f)(iii), which representations and warranties are made solely by ACSC in respect of itself and the Partnership and not by AbitibiBowater) to each of Woodbridge and Woodbridge Parent as follows as at the date hereof and as of the Closing Date, and each of ACSC and AbitibiBowater acknowledge that each of Woodbridge and Woodbridge Parent is relying on such representations and warranties in connection with entering into this Agreement:
(a)	in the case of ACSC and AbitibiBowater, it is a corporation duly and validly incorporated under the laws of the jurisdiction of its incorporation and, in the case of the Partnership, it is a partnership, or, in the case of a LLC Conversion, at the Closing, will be a limited liability company, duly formed and validly existing under the laws of its jurisdiction of formation;

(b)	it has the requisite power and authority to own its Assets and Properties and to carry on its business as currently conducted;

(c)	in the case of ACSC and AbitibiBowater, it has the corporate power and corporate capacity and, in the case of the Partnership, has the partnership power and partnership capacity, or at Closing, if applicable, it will have the limited liability company power and limited liability company capacity, to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the documents being entered into in connection herewith, and to consummate the transactions contemplated hereby and thereby;

(d)	in the case of ACSC and AbitibiBowater, it has taken all corporate action and, in the case of the Partnership, it has taken all partnership action, or at Closing, if applicable, it will have taken all limited liability company action, necessary to duly and validly authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the documents being entered into in connection herewith, and to consummate the transactions contemplated hereby and thereby;

(e)	this Agreement and each of the documents entered into in connection herewith have been duly and validly executed and delivered by it, and constitute legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, subject to the fact that (i) specific performance, injunctive relief and other equitable remedies are discretionary and may not be available where damages are considered an adequate remedy and (ii)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium, arrangement and other similar Laws generally affecting the enforceability of creditors’ rights and remedies generally and general principles of equity;
(f)	none of the execution and delivery of, or the observance and performance by it of any covenant or obligation under this Agreement and the documents entered into in connection herewith and the consummation of the transactions contemplated hereby:
(i)	conflicts with or results in a violation or breach of any of the terms, conditions or provisions of its Organizational Documents;
(ii)	conflicts with or results in a violation or breach of any term or provision of any applicable Law or Order applicable to it or to its Assets and Properties;
(iii)	(A) conflicts with or results in a violation or breach of, (B) constitutes (with or without notice or lapse of time or both) a default under, (C) requires it to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) results in, or gives to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) results in or gives to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) results in the creation or imposition of any Encumbrance upon its Assets and Properties under, any material Contract to which it is a party or by which its material Assets and Properties are bound or affected, other than the Secured Promissory Note or the Security Documents; or
except, in the case of (ii) and (iii) above, as required pursuant to the DOJ Order and for such defaults, violations, actions and notifications that would not reasonably be expected to, individually or in the aggregate, materially delay or prevent, the performance by ACSC or the Partnership of any of its obligations hereunder or the Partnership’s obligations under the Secured Promissory Note;

(g)	other than pursuant to the DOJ Order, in connection with the sale of the Purchase Stock, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority is required by it in connection with the execution, delivery and performance of this Agreement or any of the documents being entered into in connection herewith or the consummation of the transactions contemplated hereby or thereby, except for such defaults, violations, actions and notifications that would not reasonably be expected to, individually or in the aggregate, materially delay or prevent, the performance by ACSC or the Partnership of any of its obligations hereunder or the Partnership’s obligations under the Secured Promissory Note; and

(h)	it has not taken and agrees it will not take any action that would cause any other party hereto to become liable to any claim or demand for a brokerage commission, finders fee or other similar payment.
5.2 Woodbridge and Woodbridge Parent Representations and Warranties. Each of Woodbridge and Woodbridge Parent hereby jointly and severally represents and warrants (except with respect to the representations and warranties in Section 5.2(g)(iii), which representations and warranties are made solely by Woodbridge and not by Woodbridge Parent) to each of the Partnership, ACSC and AbitibiBowater as follows as at the date hereof and as of the Closing Date, and each of Woodbridge and Woodbridge Parent acknowledge that each of the Partnership, ACSC and AbitibiBowater is relying on such representations and warranties in connection with entering into this Agreement:
(a)	it is a corporation duly and validly incorporated under the laws of the jurisdiction of its incorporation;

(b)	no Actions or Proceedings have been taken or authorized by it, or to the best of its knowledge, by any other Person, with respect to bankruptcy, insolvency, liquidation, reconstruction, moratorium, dissolution or winding-up or other similar Actions or Proceedings of or affecting it;

(c)	it has the requisite power and authority to own its Assets and Properties and to carry on its business as currently conducted;

(d)	it has the corporate power and corporate capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the documents being entered into in connection herewith, and to consummate the transactions contemplated hereby and thereby;

(e)	it has taken all corporate action necessary to duly and validly authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the documents being entered into in connection herewith, and to consummate the transactions contemplated hereby and thereby;

(f)	this Agreement and each of the documents entered into in connection herewith have been duly and validly executed and delivered by it, and constitute legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, subject to the fact that (i) specific performance, injunctive relief and other equitable remedies are discretionary and may not be available where damages are considered an adequate remedy and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium, arrangement and other similar Laws generally affecting the enforceability of creditors’ rights and remedies generally and general principles of equity;

(g)	none of the execution and delivery of, or the observance and performance by it of any covenant or obligation under this Agreement and the documents entered into in connection herewith and the consummation of the transactions contemplated hereby:
(i)	conflicts with or results in a violation or breach of any of the terms, conditions or provisions of its Organizational Documents;
(ii)	conflicts with or results in a violation or breach of any term or provision of any applicable Law or Order applicable to it or to its Assets and Properties; or
(iii)	(A) conflicts with or results in a violation or breach of, (B) constitutes (with or without notice or lapse of time or both) a default under, (C) requires it to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) results in, or gives to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) results in or gives to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) results in the creation or imposition of any Encumbrance upon its Assets and Properties under, any Contract to which it is a party or by which its Assets and Properties are bound or affected, except, in the case of (ii) and (iii) above, for such defaults, violations, actions and notifications that would not reasonably be expected to, individually or in the aggregate, materially delay or prevent, the performance by Woodbridge of any of its obligations hereunder;
(h)	other than filings under, and waiting periods mandated by HSR in connection with the sale of the Purchase Stock, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority is required by it in connection with the execution, delivery and performance of this Agreement or any of the documents being entered into in connection herewith or the consummation of the transactions contemplated hereby or thereby, except for such defaults, violations, actions and notifications that would not reasonably be expected to, individually or in the aggregate, materially delay or prevent, the performance by Woodbridge of any of its obligations hereunder; and

(i)	it has not taken and agrees it will not take any action that would cause any other party hereto to become liable to any claim or demand for a brokerage commission, finders fee or other similar payment.

5.3 Woodbridge, Woodbridge Parent and ANI Representations and Warranties Regarding ANI. Woodbridge, Woodbridge Parent and ANI hereby jointly and severally represents and warrants to the Partnership, ACSC and AbitibiBowater as follows as at the date hereof and as of the Closing Date and acknowledges that each of the Partnership, ACSC and AbitibiBowater is relying on such representations and warranties in connection with entering into this Agreement:
(a)	ANI is a corporation duly and validly incorporated and existing in good standing under the laws of the State of Delaware;

(b)	ANI is duly qualified, Licensed or admitted to transact business as a foreign corporation, and is in good standing, in the State of Georgia, which is the only jurisdiction in which the ownership, use or leasing of the Assets and Properties of ANI, or the conduct and nature of the business of ANI, makes such qualification, Licensing or admission necessary;

(c)	ANI has the corporate power and corporate capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the documents being entered into in connection herewith, and to consummate the transactions contemplated hereby and thereby;

(d)	ANI has taken all corporate action necessary to duly and validly authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the documents being entered into in connection herewith, and to consummate the transactions contemplated hereby and thereby;

(e)	this Agreement and each of the documents entered into in connection herewith have been duly and validly executed and delivered by ANI, and constitute legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, subject to the fact that (i) specific performance, injunctive relief and other equitable remedies are discretionary and may not be available where damages are considered an adequate remedy and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium, arrangement and other similar Laws generally affecting the enforceability of creditors’ rights and remedies generally and general principles of equity;

(f)	none of the execution and delivery of, or the observance and performance by ANI of any covenant or obligation under this Agreement and the documents entered into in connection herewith and the consummation of the transactions contemplated hereby or thereby:
(i)	conflicts with or results in a violation or breach of any of the terms, conditions or provisions of ANI’s Organizational Documents;

(ii)	conflicts with or results in a violation or breach of any term or provision of any applicable Law or Order applicable to ANI or to ANI’s Assets and Properties; or
(iii)	(A) conflicts with or results in a violation or breach of, (B) constitutes (with or without notice or lapse of time or both) a default under, (C) requires it to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) results in or gives to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) results in or gives to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) results in the creation or imposition of any Encumbrance upon ANI’s Assets and Properties under, any Contract to which ANI is a party or by which ANI’s Assets and Properties are bound or affected;
(g)	ANI has the requisite power and authority to own its Assets and Properties;

(h)	ANI has no outstanding Liabilities of any kind other than (i) Liabilities to the other partners in the Partnership under the terms of the Partnership Agreement, (ii) the contingent Liabilities of a general partner arising directly and exclusively from the operation and business of the Partnership, (iii) Liabilities for Taxes not yet due for which Woodbridge has agreed to reimburse or indemnify ACSC under this Agreement (provided, however neither Woodbridge nor Woodbridge Parent has any obligation to reimburse or indemnify ACSC for Liabilities for Taxes in respect of which Abitibi-Consolidated Corp. agreed to indemnify ANI pursuant to the Indemnity Agreement made as of February 23, 2007 between Abitibi-Consolidated Corp., ANI and ACSC).

(i)	The financial statements delivered to ACSC as of the date hereof, which are the last annual financial statements of ANI prior to the Closing Date (the “ANI Financial Statements”), are true and complete copies of the financial statements of ANI as at the dates provided therein. The ANI Financial Statements have been prepared in accordance with GAAP, and fairly present the financial condition, results of operations, changes in equity and cash flows of ANI as of the date thereof and for the period covered thereby, except for changes to such amounts resulting from (A) distributions (x) by the Partnership to ANI, (y) as contemplated by Section 2.5 of this Agreement and (z) as contemplated by Section 2.6 of this Agreement and (B) the redemption contemplated by Section 2.7 of this Agreement. Since the date of the ANI Financial Statements there has not been any change or any event or development, except for such change, event or development contemplated by this Agreement, which, individually or together with other such events, could reasonably be expected to result in a change in the condition, financial or otherwise, of ANI;

(j)	ANI has no Assets or Properties other than the Partnership Interest. Except for the Partnership Agreement, there are no other Contracts to which ANI is a party or by which ANI or its Assets and Properties are bound as of the date hereof and at the Closing Date;

(k)	no Actions or Proceedings have been taken or authorized by ANI, Woodbridge, WIHSA or Woodbridge Parent, or to the best of ANI’s, Woodbridge’s, WIHSA’s or Woodbridge Parent’s knowledge, by any other Person, with respect to bankruptcy, insolvency, liquidation, reconstruction, moratorium, dissolution or winding-up or other similar Actions or Proceedings of or affecting ANI, other than the Bankruptcy Proceedings;

(l)	there are no Actions or Proceedings pending or threatened to the best of ANI’s, Woodbridge’s, WIHSA’s or Woodbridge Parent’s knowledge against ANI, or affecting ANI’s Assets and Properties;

(m)	ANI is and has at all times been, in compliance in all material respects with all Licenses, Laws and Orders applicable to it;

(n)	ANI has never had and now has no employees;

(o)	ANI has no direct or indirect, contingent or otherwise, ERISA Affiliate Liability or any other liability that is imposed on a controlled group basis;

(p)	attached hereto as Exhibit A is a true and complete copy of the Certificate of Incorporation of ANI as in effect on the date hereof;

(q)	attached hereto as Exhibit B is a true and complete copy of the By-laws of ANI as in effect on the date hereof;

(r)	Woodbridge has provided ACSC with access to true and correct copies of the transfer ledgers and minute books of ANI, which accurately reflect all issues and transfers of Equity Interests prior to the date hereof and all actions taken by the directors and stockholders of ANI prior to the date hereof;

(s)	except for its interest in the Partnership, ANI neither owns, nor has it heretofore owned, directly or indirectly, any Equity Interest in, or any Option with respect to any Equity Interest in, any Person;

(t)	ANI is the sole legal and beneficial owner of the Partnership Interest, free of all Encumbrances;

(u)	all of the shares of Purchase Stock (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have not been issued in violation of pre-emptive, subscription or other rights or of any Law or Order; the authorized capital of ANI is 20,000 shares of ANI Class A Preferred Stock, 20,000 shares of ANI Class B Preferred Stock and 20,000 shares of ANI Common Stock; and the Purchase Stock constitute all of the issued and outstanding Equity Interests of ANI; and no Person has an Option to purchase any of the Equity Interests of ANI (other than pursuant to the WIHSA Transfer Agreement);
(v)	Woodbridge (together with WIHSA, from which Woodbridge will acquire all of the outstanding ANI Common Stock prior to Closing pursuant to the WIHSA Transfer Agreement) is the sole legal and beneficial owner of the Purchase Stock, free and clear of all Encumbrances, and upon the delivery of certificates evidencing the Purchase Stock to ACSC, duly endorsed in blank, ACSC shall acquire good and marketable legal and beneficial title to the Purchase Stock, free and clear of all Encumbrances; no Person has an Option to purchase any of the Purchase Stock (other than Woodbridge pursuant to the WIHSA Transfer Agreement); there are no Actions or Proceedings pending or threatened with respect to any of the Purchase Stock, Woodbridge’s or WIHSA’s, as applicable, ownership of the Purchase Stock or Woodbridge’s or WIHSA’s, as applicable, right to sell the Purchase Stock and there is no basis for any such Action or Proceeding; and no Person enjoys any right of first refusal, right of first opportunity, tag along/drag along right or similar right with respect to the Purchase Stock;

(w)	the Purchase Stock is not subject to any voting trust agreement or other Contract relating to the voting or transfer of the Purchase Stock (other than the WIHSA Transfer Agreement);

(x)	ANI conducts no business, and at no time has conducted any business or operations or pursued any activities, other than the holding of the Partnership Interest;

(y)	except as disclosed in writing by Woodbridge to ACSC prior to the date hereof:
(i)	all Tax Returns that are required to be filed with respect to ANI have been filed. All such Tax Returns were correct and complete in all material respects. All Taxes owed by ANI (whether or not shown on any Tax Return) have been paid. ANI is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where ANI does not file Tax Returns that ANI is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets or Properties of ANI that arose in connection with any failure (or alleged failure) to pay any Tax;
(ii)	ANI has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;
(iii)	there is no dispute or claim concerning any Tax Liability of ANI either (A) claimed or raised by any Taxing Authority in writing, or (B) as to which Woodbridge and their respective directors and officers (and other Persons responsible for their Tax matters) has knowledge. Woodbridge has delivered to ACSC correct and complete copies of all United States federal income Tax Returns for the years ended June 30, 2010, June 30, 2009 and June 30, 2008, and all Georgia state income Tax Returns for the years ended June 30, 2010, June 30, 2009 and June 30, 2008. There have been no audits of ANI by any Taxing Authority;
(iv)	ANI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension is currently pending;
(v)	ANI has not filed a consent under Code Section 341(f) concerning collapsible corporations. ANI has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. ANI is not a party to any Tax allocation or sharing agreement. ANI (A) has not been a member of an Affiliated Group (as defined in Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was ANI), or (B) has no Liability for the Taxes of any other Person under Code Reg. Section 1.1502-6 or 1.1502-78, as a transferee or successor, by contract, or otherwise;
(vi)	ANI has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition;
(vii)	except for income recognized by ANI attributable to any transactions entered into by ACSC, its affiliates or ANI after the Closing Date or occurring after the Closing Date, ANI will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax law; and

(viii)	ANI has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority;
(z)	ANI has not taken and agrees it will not take any action that would cause any other party hereto to become liable to any claim or demand for a brokerage commission, finders fee or other similar payment.
5.4 Survival of Representations and Warranties. The representations and warranties set out in this Agreement shall terminate on the date that is eighteen (18) months following the Closing Date, except that the representations and warranties contained in Sections 5.3(h), 5.3(i), 5.3(j), 5.3(n), 5.3(o), 5.3(p), 5.3(q), 5.3(r), 5.3(s), 5.3(t), 5.3(u), 5.3(v), 5.3(w), 5.3(x) and 5.3(y) shall survive indefinitely. For greater certainty, other than those representations and warranties contained in Section 5.3(y)(vii) and 5.3(y)(viii), the representations and warranties made refer only to pre-closing activities of ANI and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after or any Tax position taken after, the Closing Date.
ARTICLE 6
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between the Partnership and ACSC, on the one hand, and Woodbridge and Woodbridge Parent, on the other hand, for certain Tax matters following the Closing Date (references in this Article 6 to (x) ACSC shall be deemed to include the Partnership and (y) Woodbridge shall be deemed to include Woodbridge Parent):
6.1 ANI Pre-Closing Tax Returns. Woodbridge shall cause to be prepared, in a manner consistent with past practice, all Tax Returns for ANI required for the fiscal period ending on the Closing Date and for all other periods ending prior to the Closing Date. Woodbridge shall permit ACSC to review and comment on each such Tax Return required to be filed after the Closing Date described in the preceding sentence prior to filing (and shall deliver each such return to ACSC at least thirty (30) days prior to the date such Tax Return is required to be filed), and ACSC shall cause each such Tax Return to be filed on a timely basis. If ACSC disputes any item on such Tax Return, it shall notify Woodbridge of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Firm as set forth in Section 2.11(b). The fees and expenses of the Accounting Firm shall be borne equally by Woodbridge and ACSC. Woodbridge shall be responsible for and shall reimburse ACSC for Taxes of ANI reflected on such Tax Returns within five (5) Business Days after payment by ACSC or ANI of such Taxes.

6.2 ANI Straddle Period Returns. ACSC shall prepare or cause to be prepared and file or cause to be filed on a timely basis any Tax Returns of ANI for Tax periods which begin before the Closing Date and end after the Closing Date (“straddle periods”). Unless otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the last previous such Tax Returns. ACSC will use an acquisition structure which will cause the ANI Tax year to close for United States federal tax purposes on the Closing Date. ACSC shall permit Woodbridge to review and comment on each such Tax Return prior to filing (and shall deliver each such Tax Return to Woodbridge at least thirty (30) days prior to the date such Tax Return is required to be filed). If Woodbridge disputes any item on such Tax Return, it shall notify ACSC of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm selected in accordance with the procedures set forth in Section 6.1(b). The fees and expenses of such accounting firm shall be borne equally by Woodbridge and ACSC. Woodbridge shall pay to ACSC within five (5) Business Days after the date on which Taxes are paid by ACSC or ANI with respect to such straddle periods an amount equal to the portion of such Taxes that relates to the portion of such straddle period ending on the Closing Date. For purposes of this Section 6.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a straddle period, the portion of such Tax which relates to the portion of such straddle period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire straddle period multiplied by a fraction the numerator of which is the number of days in the portion of such straddle period ending on the Closing Date and the denominator of which is the number of days in the entire straddle period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant straddle period ended on the Closing Date. Any credits relating to a straddle period shall be taken into account as though the relevant straddle period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of ANI, provided that the practice of ANI is not inconsistent with the books and records of the Partnership.
6.3 Cooperation. Woodbridge, ANI and ACSC shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 6 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Woodbridge, ANI and ACSC agree (a) to retain all books and records with respect to Tax matters pertinent to ANI relating to any Tax period beginning before the Closing Date until the expiration of the statutory period of limitations (and, to the extent notified by ACSC or Woodbridge, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, ACSC or Woodbridge, as the case may be, shall allow the other party to take possession of such books and records. ACSC and Woodbridge further agree, upon request, to use all commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). ACSC and Woodbridge further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.
6.4 Indemnified Taxes. Subject to the limitations set forth in this Section 6.4, after the Closing Date, Woodbridge and Woodbridge Parent hereby agree jointly and severally to indemnify and hold harmless each of ACSC and ANI against the following amounts (including any Loss incurred in contesting or otherwise in connection with any such amounts (collectively, the “Indemnified Taxes”)): (i) Taxes imposed on or required to be withheld by ANI with respect to any Tax period ending on or before the Closing Date; (ii) with respect to any straddle period, Taxes imposed on or required to be withheld by ANI which are allocable, pursuant to Section 6.2 above, to the portion of such straddle period ending at the end of the day on the Closing Date (an “Interim Period”) (Interim Periods and any Tax periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”); (iii) Taxes imposed on ANI pursuant to Treasury Regulations Section 1.1502-6, 1.1502-78 or any similar provision under any Law, as a result of ANI being or having been a member of any group of companies with which ANI files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period (or portion thereof) ending on or before the Closing Date; (iv) without duplication, Taxes imposed on ACSC or ANI as a result of (x) a breach of a representation or warranty set forth in Section 5.3(x) of this Agreement or (y) a breach of a covenant or agreement set forth Article 6 of this Agreement; provided, that for purposes of this Section 6.4(iii), any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto; (v) Taxes arising out of any transactions contemplated by this Agreement and (vi) Taxes or other payments required to be paid after the date hereof by ANI to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity. Woodbridge and Woodbridge Parent shall pay any Tax indemnity required to be paid pursuant to this Section 6.4 within fifteen (15) days of receipt of written request therefor from ANI or ACSC describing in reasonable detail the Indemnified Taxes which are the subject of and basis for such Tax indemnity and the computation of the amount so payable; provided, that if Indemnified Taxes are being contested in accordance with Section 6.7, Woodbridge and Woodbridge Parent shall pay any required Tax indemnity within fifteen (15) days of final resolution of such contest. The indemnification provided in this Section 6.4 in respect of any particular Tax Period shall terminate on the date that is 60 days following the expiration of the applicable statutory period of limitations for that Tax period. Notwithstanding anything to the contrary in this Section 6.4, neither Woodbridge nor Woodbridge Parent shall have any obligation to reimburse or indemnify ACSC or ANI for Liabilities for Taxes in respect of which Abitibi-Consolidated Corp. agreed to indemnify ANI pursuant to the Indemnity Agreement made as of February 23, 2007 between Abitibi-Consolidated Corp., ANI and ACSC.
6.5 Amended Tax Returns. Except to the extent required by Law, neither ACSC nor ANI will amend or adjust any Tax Return of ANI for any Tax period ending on or before the Closing Date or any straddle period without the prior written consent of Woodbridge, which consent maybe withheld in the reasonable discretion of Woodbridge; provided, that if the amended Tax Return is to be filed solely to claim a refund arising as a result of the carryback of a tax attribute from either a Pre-Closing Tax Period or a Post-Closing Tax Period, such consent may be withheld only if such amended Tax Return would have an adverse effect on Woodbridge.
6.6 Pre-Closing Period Tax Refund. Any Tax refund relating to a Pre-Closing Period of ANI shall be the property of Woodbridge and, if received by ANI or ACSC, shall be paid or caused to be paid to Woodbridge within fifteen (15) Business Days following receipt thereof, except for any such Tax refunds attributable to the carry back of losses arising in any Tax period beginning on or after the Closing Date. For the purpose of this Section 6.6, a refund shall include actual receipt of a refund or interest, as well as a credit or offset of or against any other actual or estimated Tax liability or any other interest or penalties on such Tax liability.
6.7 Audits and Proceedings.
(a)	After the Closing Date, ANI and ACSC shall promptly notify Woodbridge, or Woodbridge shall promptly notify ANI and ACSC, in writing, of any written notice by a Taxing Authority of a proposed Tax assessment or claim against ANI or an audit or administrative or judicial proceeding involving ANI which, would reasonably be expected to give rise to indemnification under Section 6.4 (“Tax Contest”); provided, however, that failure to give prompt written notice of any such claim shall bar indemnification hereunder only to the extent such failure materially prejudices Woodbridge.

(b)	Except as provided in Section 6.7(c) below, in the case of a Tax Contest that relates to any Pre-Closing Period, Woodbridge shall have the right, at its own expense, to control the conduct of such a Tax Contest (including any settlement or litigation), provided that ANI and ACSC also may participate in any such a Tax Contest at their own expense and, if Woodbridge does not assume the defense of any such a Tax Contest, ANI or ACSC may defend the same in such manner as it may deem appropriate, including settling such a Tax Contest, without any effect on any right to indemnification under Section 6.4.

(c)	Woodbridge and ACSC may each participate in a Tax Contest relating to a straddle period, and such Tax Contest shall be controlled by Woodbridge or ACSC, whichever group would bear the burden of the greatest portion of any potential Tax adjustment to which the Tax Contest relates.

(d)	All indemnification payments for Losses made pursuant to this Article 6 shall be made on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an indemnitee hereunder, the amount of such Loss shall be (i) increased to take into account any additional Tax cost incurred by the indemnitee arising from the receipt of indemnification payments and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized by the indemnitee with respect to such Loss (“Tax Costs”). In computing the amount of any such Tax Cost or Tax Benefit, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss; provided, that, if a Tax Cost or Tax Benefit is not realized in the taxable period during which an indemnifying party makes an indemnification payment or the indemnitee incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Costs and Tax Benefits realized by the parties hereto in each such subsequent taxable period.
6.8 Termination of Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving ANI shall be terminated as of immediately prior to the Closing Date and, from and after the Closing Date, ANI shall not be bound thereby or have any Liability thereunder.
6.9 Taxes and Fees. All transfer, documentary, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Woodbridge when due, and Woodbridge will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, ACSC will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
6.10 Tax Attributes. If ANI has, as of the Closing Date, any available carryovers of net operating losses, credits or other tax attributes, ACSC agrees that after the Closing Date it will not cause or permit ANI to relinquish or waive the ability to carry back (to the extent permitted by applicable law) any such losses, credits or other tax attributes to any Pre-Closing Period for the purpose of reducing the amount of Indemnified Taxes for which Woodbridge may be liable pursuant to Section 6.4.
ARTICLE 7
DISPUTE RESOLUTION
7.1 Commercial Arbitration. Subject to Section 7.2, all disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement and all other agreements entered into pursuant to the terms of this Agreement, including with respect to its, or their, formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, shall be determined by arbitration administered by the American Arbitration Association under its commercial arbitration rules (the “Commercial Arbitration Rules”) provided that:
(a)	any hearing in the course of the arbitration shall be held in New York, New York in the English language;

(b)	if the parties are able to agree in writing to a single arbitrator within twenty (20) days of the institution of any arbitration hereunder, the number of arbitrators shall be one; otherwise, each party shall select one arbitrator and those two arbitrators shall select a third arbitrator, and the three arbitrators so chosen shall serve as the arbitrators of such dispute;
(c)	any award or determination of the arbitrator shall be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, on the ground of alleged errors of Law;

(d)	despite Article M-10 of the Commercial Arbitration Rules, the arbitrator shall not, without the written consent of all parties to the arbitration, retain any expert;

(e)	all costs and expenses of arbitration shall be split equally between the parties hereto; and

(f)	all matters in relation to the arbitration shall be kept confidential to the full extent permitted by Law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.
7.2 Proposed Adjustment Disputes. Section 7.1 shall not apply in respect of any Proposed Adjustment, which dispute is governed by Section 2.11, or any Tax Dispute, which shall be governed by Section 6.1.
ARTICLE 8
INDEMNIFICATION
8.1 Indemnification by Woodbridge and Woodbridge Parent.
(a)	Woodbridge and Woodbridge Parent hereby agree jointly and severally, to indemnify and to hold ACSC, AbitibiBowater and the Partnership harmless from and against any and all Loss (other than Losses indemnified pursuant to Section 6.4) suffered or incurred by ACSC, AbitibiBowater or the Partnership (and following the Closing, ANI) in connection with or arising from:
(i)	any breach by Woodbridge or Woodbridge Parent of any of its covenants or agreements in this Agreement or any failure by Woodbridge or Woodbridge Parent to perform any of its obligations in this Agreement; and
(ii)	any breach of any warranty or the inaccuracy of any representation of Woodbridge or Woodbridge Parent contained in this Agreement.
(b)	The indemnifications provided for in Section 8.1(a)(i) shall continue indefinitely. The indemnifications provided for in Section 8.1(a)(ii) shall terminate on the date that is eighteen (18) months following the Closing Date

(and no claims may be made by ACSC, AbitibiBowater or the Partnership (and following the Closing, ANI) under Section 8.1(a)(ii) thereafter), except that the indemnification by Woodbridge and Woodbridge Parent shall continue indefinitely as to the representations and warranties contained in Sections 5.3(h), 5.3(i), 5.3(j), 5.3(n), 5.3(o), 5.3(p), 5.3(q), 5.3(r), 5.3(s), 5.3(t), 5.3(u), 5.3(v), 5.3(w), 5.3(x) and 5.3(y).
8.2 Indemnification by ACSC and AbitibiBowater.
(a)	ACSC and AbitbiBowater hereby agree to indemnify and to hold Woodbridge and Woodbridge Parent harmless from and against any and all Loss suffered or incurred by Woodbridge or Woodbridge Parent in connection with or arising from:
(i)	any breach by ACSC, the Partnership or AbitibiBowater of any of its covenants or agreements in this Agreement or any failure by ACSC, the Partnership or AbitibiBowater to perform any of its obligations in this Agreement; and
(ii)	any breach of any warranty or the inaccuracy of any representation of ACSC or AbitibiBowater contained or referred to in this Agreement.
(b)	The indemnifications provided for in Section 8.1(a)(i) shall continue indefinitely. The indemnifications provided for in Section 8.2(a)(ii) shall terminate on the date that is eighteen (18) months following the Closing Date (and no claims may be made by Woodbridge or Woodbridge Parent under Section 8.2(a)(ii) thereafter).
8.3 Indemnification by ACSC and AbitibiBowater of Woodbridge Indemnitees. ACSC and AbitibiBowater hereby agree jointly and severally, at any time or times after the Closing Date, to indemnify Woodbridge, Woodbridge Parent and all direct and indirect subsidiaries of Woodbridge Parent including Thomson Reuters Corporation and TNI, and each present and former director, officer, agent, servant, and employee of each such entity, including any persons who have maintained a position on the management committee of the Partnership (collectively, the “Woodbridge Indemnitees”), harmless from and against:
(a)	52.5% of any and all Environmental Damages incurred by the Woodbridge Indemnitees that arise from or pertain to Conditions or Operations known to the parties as listed on Schedule I hereto; and

(b)	100% of
(i)	any and all Environmental Damages incurred by the Woodbridge Indemnitees arising from or pertaining to Conditions or Operations that are not covered under clause (a); and

(ii)	any and all Losses and Liabilities incurred by the Woodbridge Indemnitees arising directly or indirectly by reason of or as a consequence of the Operations of the Partnership.
(c)	The indemnifications provided in Section 8.3(a) and 8.3(b) shall continue indefinitely.
8.4 Indemnification by Woodbridge and Woodbridge Parent of Abitibi Indemnitees.
(a)	Woodbridge and Woodbridge Parent hereby agree jointly and severally, at any time or times after the Closing Date, to indemnify ACSC, AbitibiBowater, the Partnership, ANI and all direct and indirect subsidiaries of AbitibiBowater, and each present and former director, officer, agent, servant, employee of each such entity, including any persons who have maintained a position on the management committee of the Partnership (collectively, the “Abitibi Indemnitees”), harmless from and against 47.5% of any and all Environmental Damages incurred by the Abitibi Indemnitees that that arise from or pertain to Conditions or Operations known to the parties as listed on Schedule I hereto.

(b)	The indemnifications provided in Section 8.4(a) shall continue indefinitely.
8.5 Resolution of Indemnification Claims. All claims for indemnification under this Article 8 will be asserted and resolved as follows:
(a)	The party claiming indemnification (the “Indemnified Party”) in respect of, arising out of or involving a claim or demand made by a third party against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) to the other party (the “Indemnifying Party”) within twenty (20) days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.
(b)	If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party. Should the Indemnifying Party so assume the defense of a Third Party Claim, except as provided in this Section 8.5(b), the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim within thirty (30) days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, that, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to prosecute such defense with reasonable diligence following notice of such failure by the Indemnified Party, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of one counsel employed by the Indemnified Party and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party’s consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party (and, if Woodbridge is the Indemnifying Party, of ANI and the Partnership), and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party. No Third Party Claim may be settled by the Indemnified Party without the written consent of the Indemnifying Party.
(c)	If any Indemnified Party should have a claim under Article 8 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice (an “Indemnity Notice”) within thirty (30) days after an Indemnified Party first obtains knowledge of any claim that the Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Indemnity Notice (if then known) the amount or the method of computation of the amount of the Loss relating to such claim, and a reference to the provision of this Agreement upon which such claim is based. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party shall have been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Article 8 and the Indemnifying Party shall pay such amount to the Indemnified

Party on demand. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days of the Indemnity Notice, such dispute shall be resolved in accordance with Article 7 hereof.
8.6 Indemnification for Tax Contests. If there shall be any conflicts between the provisions of this Article 8 and Article 6, the provisions of Article 6 shall control with respect to Tax contests.
8.7 Limitations on Liability. Except for remedies that cannot be waived as a matter of law and injunctive or provisional relief, from and after the Closing, none of the parties hereto shall be liable or responsible in any manner whatsoever to any other party, whether for indemnification or otherwise, except for the indemnity obligations expressly provided in this Agreement, which provide the exclusive remedies and causes of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement.
8.8 Indemnification Payment. ACSC and the Partnership, on the one hand, and Woodbridge, on the other hand, agree that for purposes of computing the amount of any indemnification payment under Article 6 or this Article 8, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.
8.9 To the extent ACSC, AbitibiBowater, the Partnership or any other Abitibi Indemnitee shall be entitled to indemnification pursuant to this Article 8 and payment in respect of such indemnification is not made within five (5) Business Days of written notice thereof, ACSC shall have the right, at its election (in its sole and absolute discretion) to offset all or any portion of the amount of such indemnification against the principal or interest payable on the Secured Promissory Note pursuant to Section 2.2(b), payable by the Partnership as of or following such date.
ARTICLE 9
GENERAL
9.1 Assignment. No party shall assign this Agreement or any of its rights and benefits hereunder without the written consent of all other parties.
9.2 Notices. Any notice or other communication (a “Notice”) required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if hand delivered (including by commercial courier) during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below, sent by facsimile transmission that produces a paper record (a “Transmission”), charges prepaid and confirmed by prepaid first class mail.

In the case of a Notice to Woodbridge, addressed to it at:

Woodbridge International Holdings Limited
65 Queen Street West
Suite 2400
Toronto, Ontario
M5H 2M8

Attention: Gregory J. Dart

Facsimile No.: 416.365.9293

In the case of a Notice to Woodbridge Parent, addressed to it at:

The Woodbridge Company Limited
65 Queen Street West
Suite 2400
Toronto, Ontario
M5H 2M8

Attention: Gregory J. Dart

Facsimile No.: 416.365.9293

With a copy of any Notice sent to Woodbridge or Woodbridge Parent to:

Torys LLP
79 Wellington Street West
Suite 3000, Box 270 TD Centre
Toronto, Ontario M5K 1N2

Attention: Michael J. Siltala

Facsimile No.: 416.865.7380

In the case of a Notice to ACSC, addressed to it at:

Abitibi Consolidated Sales Corporation
1155 Metcalfe Street, Suite 800
Montreal, Quebec
H3B 5H2

Attention: Executive Vice President Operations and Sales

Facsimile No.: 514.394.2241

In the case of a Notice to AbitibiBowater, addressed to it at:

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal, Quebec
H3B 5H2

Attention: Executive Vice President Operations and Sales

Facsimile No.: 514.394.2241

With a copy of any Notice sent to ACSC, AbitibiBowater, the Partnership or, following the Closing, ANI to:

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal, Quebec
H3B 5H2
Attention: Vice President Legal Affairs

Facsimile No.: 514.394.3644

and to

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Ariel J. Deckelbaum

Facsimile No.: 212.757.3990

In the case of a Notice to the Partnership, addressed to it at:

Augusta Newsprint Company
c/o AbitibiBowater
1155 Metcalfe Street, Suite 800
Montreal, Quebec
H3B5H2

Attention: Executive Vice President Operations and Sales

Facsimile No.: 514.394.3644

In the case of any pre-Closing Notice to Augusta Newsprint Inc., addressed to it at:

Woodbridge International Holdings Limited
65 Queen Street West
Suite 2400
Toronto, Ontario
M5H 2M8

Attention: Gregory J. Dart

Facsimile No.: 416.365.9293
Any Notice given or made in accordance with this Section shall be deemed to have been given or made and to have been received:
(i)	on the day it was delivered, if delivered as aforesaid; or
(ii)	on the day of sending, if sent by Transmission during normal business hours of the addressee on a Business Day and, if not, then on the first Business Day after the sending thereof.
Any party may from time to time change its address for Notice by giving notice to each other party in accordance with the provisions of this Section.
9.3 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the Laws in force in the State of New York (excluding any conflict of laws rule or principle which might refer such questions to the Laws of another jurisdiction).
9.4 Time of Performance. If anything is required to be done or any action is required to be taken pursuant to the Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.
9.5 Entire Agreement. This Agreement, the Settlement Order, the Secured Promissory Note and all Schedules and Exhibits hereto and all related documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, negotiations, discussions and understandings, written or oral, between the parties.

9.6 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto.
9.7 Time of the Essence. Time shall be of the essence of this Agreement and each of its provisions.
9.8 Waiver. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No exercise or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
9.9 Further Assurances. Each party hereto shall do all such acts and shall execute and deliver all such further agreements, documents, conveyances, deeds, assignments, transfers, instruments and the like, and shall cause the doing of all such acts and the execution and delivery of all such further items as are within its power and as any other party may in writing at any time and from time to time reasonably request, in order to give full effect to the provisions and intent of this Agreement.
9.10 Costs and Expenses. Each party shall pay all costs and expenses incurred by it in connection with entering into this Agreement and completing the transactions provided for herein; provided that the costs, fees and expenses charged or paid in connection with HSR filings in connection with the purchase of the Purchase Stock and the completion of such transaction shall be paid in equal portions by ACSC and Woodbridge.
9.11 Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States.
9.12 Confidentiality. No party shall make any public statement or issue any press release concerning or otherwise disclose the transactions contemplated by this Agreement except as may be necessary to comply with the requirements of all applicable Laws and the requirements of the Bankruptcy Court in connection with the Bankruptcy Proceedings. If any such public statement or release is so required, to the extent practicable, the party making such disclosure shall consult the other party prior to making such statement or release and the parties shall use reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to both parties provided that, if such consultation is not practicable, such first party shall be entitled to finally determine the timing and content of such disclosure, but shall use reasonable efforts to cause such disclosure to be redacted to the extent requested by the other.
9.13 Counterparts. This Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.14 Sections and Headings. The division of this Agreement into articles, sections and clauses or other divisions and the insertions of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
9.15 Successors and Assigns. Without limiting Section 9.1, this Agreement shall be binding upon and enure to the benefit of the parties hereto, their respective successors by operation of law (including any successor by reason of amalgamation or statutory arrangement of either party) and permitted assigns, and shall be binding upon any chapter 7 or chapter 11 trustee or receiver appointed in the Bankruptcy Proceedings or in any subsequent case under the Bankruptcy Code or any similar receiver in the CCAA Proceedings or subsequent proceedings under the CCAA or the Canadian Bankruptcy and Insolvency Act.
9.16 Availability of Equitable Relief; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 9.16, each of the Parties shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objections that it may raise in response to any action for such equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement and no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law except as expressly provided in this Section 9.16. For the avoidance of doubt, the Parties agree that specific performance shall not constitute the sole and exclusive remedy of the Parties, whether at Law or equity, for any and all breaches after Closing of the terms and conditions of this Agreement. In no event shall any Party be liable for special, exemplary, consequential or punitive damages.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF the parties hereto have duly signed and delivered this Agreement as of the date first above written.

WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED
By:	/s/ Gregory J. Dart
Authorized Officer

THE WOODBRIDGE COMPANY LIMITED
By:	/s/ Gregory J. Dart
Authorized Officer

ABITIBI CONSOLIDATED SALES CORPORATION
By:	/s/ Pierre Rougeau
	Name:	Pierre Rougeau
	Title:	President

ABITIBIBOWATER INC.
By:	/s/ Pierre Rougeau
	Name:	Pierre Rougeau
	Title:	Executive Vice President, Operations and Sales

AUGUSTA NEWSPRINT COMPANY

By:	ABITIBI CONSOLIDATED SALES CORPORATION its General Partner

By:	/s/ Pierre Rougeau Name: Pierre Rougeau
Title: President

AUGUSTA NEWSPRINT INC.

By:	/s/ Gregory J. Dart Authorized Officer

SCHEDULE A
FORM OF SECURED PROMISSORY NOTE
See Exhibit 4.4 of AbitibiBowater Inc.’s Form 10-K
for the fiscal year ended December 31, 2010.

SCHEDULE B
FORM OF WOODBRIDGE RELEASE
1.            For purposes hereof, the following terms have the respective definitions set forth below:
a.	“Stock Purchase Agreement” means that certain Stock Purchase Agreement by and among the Releasors, Woodbridge, Woodbridge Parent and Augusta Newsprint Inc. made as of ■, 2010 and/or any document entered into in connection therewith.

b.	“Demands” means all Actions and Proceedings, causes of action, suits, debts, losses, expenses, judgments, damages, obligations, Liabilities, dues, accounts, bonds, covenants, Contracts, claims, contributions, indemnifications, executions and demands whatsoever.

c.	“Releasees” means The Woodbridge Company Limited (“Woodbridge Parent”), Woodbridge International Holdings Limited (“Woodbridge”), and all of the other direct and indirect subsidiaries of Woodbridge Parent (collectively, the “Corporations”), each present and former director, officer, agent, servant and employee of the Corporations including, without limitation, any of such persons who have maintained a position on the management committee of the Partnership, and each of their respective successors, assigns, heirs, executors, estate trustees, personal representatives and administrators, as applicable.

d.	“Releasors” means the undersigned companies, including for these purposes their respective successors by operation of law.

e.	Terms capitalized herein but not defined herein shall have the respective meanings set forth in the Stock Purchase Agreement.
2.            In consideration of the transactions contemplated by the Stock Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Releasors hereby acknowledges and agrees and unconditionally and irrevocably, fully, finally and forever releases, waives, acquits and discharges each of the Releasees from any and all Demands (or facts upon which such Demand could be premised) of any kind or character that the Releasors ever had, now have or may hereafter have, and each of them, whether, now known or unknown, suspected or unsuspected or claimed, in contract, at law or in equity, against the Releasees, or any of them, for or by reason of, or in any way arising out of any cause, matter or thing existing from the beginning of the world up to the date hereof relating to, or arising directly or indirectly by reason of or as a consequence of, the Operations of the Partnership.
3.            Notwithstanding anything provided for herein, this release shall not in any way limit or restrict the rights of the Releasors (i) to make a claim against, or to require indemnification by Woodbridge pursuant to and subject to the terms and conditions of the

Stock Purchase Agreement or any documents delivered in connection with the transactions contemplated thereby or (ii) in connection with the Secured Promissory Note.
4.            Each Releasor hereby represents, warrants and covenants that (a) such Releasor has not heretofore made or filed and will not make or file any allegations or any Action against any of the Releasees in connection with, based upon or arising out of any claim released and discharged pursuant to this AbitibiBowater Release, and (b) the undersigned cannot, have not and will not assign to any Person any claim or rights including any claim (or part thereof) released or discharged pursuant to this AbitibiBowater Release. Each Releasor hereby acknowledges that the consent and waiver made by such Releasor pursuant to this AbitibiBowater Release is voluntary, that it has been carefully considered and that such Releasor has consulted with counsel or has been advised it should do so in connection therewith.
[Signature Page Follows]

          DATED:

ABITIBI CONSOLIDATED SALES CORPORATION
By:
Name:
Title

ABITIBIBOWATER INC.
By:
Name:
Title:

AUGUSTA NEWSPRINT INC.
By:
Name:
Title:

AUGUSTA NEWSPRINT COMPANY
By:
Name:
Title:

SCHEDULE C
FORM OF ABITIBIBOWATER RELEASE
1.            For purposes hereof, the following terms have the respective definitions set forth below:
a.	“Stock Purchase Agreement” means that certain Stock Purchase Agreement by and among the Releasors, ACSC, AbitibiBowater, Augusta Newsprint Company and ANI made as of ■, 2010 and/or any document entered into in connection therewith.

b.	“Demands” means all Actions and Proceedings, causes of action, suits, debts, losses, expenses, judgments, damages, obligations, Liabilities, dues, accounts, bonds, covenants, Contracts, claims, contributions, indemnifications, executions and demands whatsoever.

c.	“Releasees” means AbitibiBowater Inc. (“AbitibiBowater”), Abitibi Consolidated Sales Corporation (“ACSC”), Augusta Newsprint Inc. (“ANI”) and all of the other direct and indirect subsidiaries of AbitibiBowater (collectively, the “Corporations”) the Partnership and each present and former director, officer, agent, servant and employee of the Corporations or the Partnership including, without limitation, any of such persons who have maintained a position on the management committee of the Partnership, and each of their respective successors, assigns, heirs, executors, estate trustees, personal representatives and administrators, as applicable.

d.	“Releasors” means the undersigned companies, including for these purposes their respective successors by operation of law.

e.	Terms capitalized herein but not defined herein shall have the respective meanings set forth in the Stock Purchase Agreement.
2.            In consideration of the transactions contemplated by the Stock Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Releasors hereby acknowledges and agrees and unconditionally and irrevocably, fully, finally and forever releases, waives, acquits and discharges each of the Releasees from any and all Demands (or facts upon which such Demand could be premised) of any kind or character that the Releasors ever had, now have or may hereafter have, and each of them, whether, now known or unknown, suspected or unsuspected or claimed, in contract, at law or in equity, against the Releasees, or any of them, for or by reason of, or in any way arising out of any cause, matter or thing existing from the beginning of the world up to the date hereof relating to, or arising directly or indirectly by reason of or as a consequence of, the Operations of the Partnership.
3.            Notwithstanding anything provided for herein, this release shall not in any way limit or restrict the rights of the Releasors (i) to make a claim against, or require indemnification by, either AbitibiBowater and ACSC pursuant to and subject to the terms and conditions of the Stock Purchase Agreement or any documents delivered in connection with the transactions contemplated thereby; (ii) in connection with the Secured Promissory Note; (iii) in connection with the Administrative Claim; (iv) in connection with the Bankruptcy Claim; or (v) in connection with the Woodbridge Claims.
4.            Each Releasor hereby represents, warrants and covenants that (a) such Releasor has not heretofore made or filed and will not make or file any allegations or any Action against any of the Releasees in connection with, based upon or arising out of any claim released and discharged pursuant to this AbitibiBowater Release, and (b) the undersigned cannot, have not and will not assign to any Person any claim or rights including any claim (or part thereof) released or discharged pursuant to this AbitibiBowater Release. Each Releasor hereby acknowledges that the consent and waiver made by such Releasor pursuant to this AbitibiBowater Release is voluntary, that it has been carefully considered and that such Releasor has consulted with counsel or has been advised it should do so in connection therewith.
[Signature Page Follows]

          DATED:

WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED
By:

THE WOODBRIDGE COMPANY LIMITED
By:

SCHEDULE D
CLOSING DELIVERIES
A. Woodbridge Closing Deliveries
1.	The Purchase Stock, together with a stock power with respect to the Purchase Stock executed in blank;

2.	certificates from the appropriate authorities, dated not more than ten (10) Business Days prior to the Closing Date, to the effect that each of Woodbridge, Woodbridge Parent and ANI each is in good standing in their jurisdiction of incorporation;

3.	a certificate dated not more than ten (10) Business Days prior to the Closing Date from the Secretary of State of the State of Georgia to the effect that ANI is duly qualified as a foreign corporation and in good standing in Georgia;

4.	the AbitibiBowater Release;

5.	a certificate of a Senior Officer of each of Woodbridge and Woodbridge Parent to the effect that all of the representations and warranties made by each of Woodbridge and Woodbridge Parent are true and correct in all respects and that each of Woodbridge and Woodbridge Parent has complied with all covenants required to be complied with by it prior to Closing in all material respects;

6.	at least two (2) Business Days prior to the Closing Date, the notice contemplated by Section 2.3;

7.	the resignations of all directors and officers of ANI and releases from such individuals from all claims ANI, as contemplated by Section 3.5 of the Agreement;

8.	the Assignment and Assumption of Bankruptcy Claims Agreement;

9.	the Assignment and Assumption of Administrative Claim Agreement; and

10.	all other documents reasonably required to be delivered by Woodbridge to ACSC in connection with the purchase and sale of the Purchase Stock.
B(I). Partnership, ACSC and AbitibiBowater Closing Deliveries
1.	In immediately available funds, an amount equal to the lesser of (i) fifteen million dollars ($15,000,000) and (ii) 52.5% of the Estimated Partnership Cash;

2.	the Secured Promissory Note;

3.	at least five (5) Business Days prior to the Closing Date, the Estimated Closing Date Cash Statement;

4.	a certificate dated not more than ten (10) Business Days prior to the Closing Date from the appropriate authorities, to the effect that each of ACSC and AbitibiBowater is in good standing in their jurisdictions of incorporation;

5.	the Woodbridge Release;

6.	a certificate of a Senior Officer of each of the Partnership, ACSC and AbitibiBowater to the effect that all of the representations and warranties made by each of the Partnership, ACSC and AbitibiBowater are true and correct in all respects and that each of the Partnership, ACSC and AbitibiBowater has complied with all covenants required to be complied with by it prior to Closing in all material respects;

7.	a certified copy of the Settlement Order;

8.	the Assignment and Assumption of Bankruptcy Claims Agreement;

9.	the Assignment and Assumption of Administrative Claim Agreement; and

10.	all other documents reasonably required to be delivered by the Partnership and ACSC to Woodbridge in connection with the purchase and sale of the Purchase Stock.
B(II). Security Documents
1.	Form UCC-1 financing statements naming ACSC and ANI as debtor and Woodbridge as secured party in proper form for filing in the appropriate filing office.

2.	Deed of Trust, dated as of the Closing Date, with respect to all of the real property and fixtures of the Partnership located at 2434 Doug Barnard Parkway, Augusta, Georgia 30906, including an assignment of leases and rents, in form and substance reasonably satisfactory to Noteholder.

3.	Form UCC-1 financing statements naming the Partnership as debtor and Woodbridge as secured party in proper form for filing in the appropriate filing offices.

4.	Deposit account control agreements with respect to the Partnership’s accounts, other than Excluded Accounts.

SCHEDULE E
FORM OF SETTLEMENT MOTION
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)

In re:	)	Chapter 11

)

ABITIBIBOWATER INC., et al.,[1]	)	Case No. 09-11296 (KJC)

	)	Jointly Administered

Debtors.	)

	)	Hearing Date: December 22, 2010 at 1:00 p.m. (ET) Objection Deadline: December 15, 2010 at 4:00 p.m.
(ET)
)
DEBTORS’ MOTION FOR AN ORDER PURSUANT TO SECTIONS 105
AND 363(b) OF THE BANKRUPTCY CODE AND FEDERAL RULE OF
BANKRUPTCY PROCEDURE 9019: (I) APPROVING A SETTLEMENT
AND COMPROMISE BETWEEN WOODBRIDGE INTERNATIONAL HOLDINGS
LIMITED, THE WOODBRIDGE COMPANY LIMITED, ABITIBI CONSOLIDATED
SALES CORPORATION, ABITIBIBOWATER INC., AUGUSTA NEWSPRINT

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: AbitibiBowater Inc. (6415), AbitibiBowater US Holding 1 Corp. (N/A), AbitibiBowater US Holding LLC (N/A), AbitibiBowater Canada Inc. (N/A), Abitibi-Consolidated Alabama Corporation (4396), Abitibi-Consolidated Corporation (9050), Abitibi-Consolidated Finance LP (4528), Abitibi Consolidated Sales Corporation (7144), Alabama River Newsprint Company (7247), Augusta Woodlands, LLC (9050), Bowater Alabama LLC (7106), Bowater America Inc. (8645), Bowater Canada Finance Corporation (N/A), Bowater Canadian Forest Products Inc. (N/A), Bowater Canadian Holdings Incorporated (N/A), Bowater Canadian Limited (N/A), Bowater Finance Company Inc. (1715), Bowater Finance II LLC (7886), Bowater Incorporated (1803), Bowater LaHave Corporation (N/A), Bowater Maritimes Inc. (N/A), Bowater Newsprint South LLC (1947), Bowater Newsprint South Operations LLC (0168), Bowater Nuway Inc. (8073), Bowater Nuway Mid-States Inc. (8290), Bowater South American Holdings Incorporated (N/A), Bowater Ventures Inc. (8343), Catawba Property Holdings, LLC (N/A), Coosa Pines Golf Club Holdings LLC (8702), Donohue Corp. (9051), Lake Superior Forest Products Inc. (9305) and Tenex Data Inc. (5913). The Debtors’ corporate headquarters are located at, and the mailing address for each Debtor is, 1155 Metcalfe Street, Suite 800, Montreal, Quebec H3B 5H2, Canada.

COMPANY AND AUGUSTA NEWSPRINT INC.; (II) AUTHORIZING ABITIBI
CONSOLIDATED SALES CORPORATION
TO PURCHASE AN INTEREST IN THE AUGUSTA NEWSPRINT
COMPANY; AND (III) GRANTING RELATED RELIEF
          AbitibiBowater Inc. (“AbitibiBowater”) and its affiliated debtors and debtors-in-possession in the above-captioned cases (each a “Debtor,” and collectively, the “Debtors”), by and through their undersigned counsel, hereby move (the “Motion”) this Court, pursuant to sections 105 and 363(b) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), for entry of an order substantially in the form attached hereto as Exhibit A (the “Order”): (i) authorizing the Debtors to enter into a settlement and compromise with Woodbridge International Holdings Limited (“WIHL”), The Woodbridge Company Limited (“TWCL”), Augusta Newsprint Company (“Augusta”) and Augusta Newsprint Inc. (“ANI” and along with WIHL, TWCL, Augusta, AbitibiBowater, Abitibi Consolidated Sales Corporation (“ACSC”), the “Parties”) with respect to various disputes among the Parties; (ii) in furtherance of that settlement and compromise, authorizing ACSC to purchase all of the outstanding shares of the common and preferred stock of ANI, which would result in the transfer of ANI’s 47.5% interest in Augusta, pursuant to a certain stock purchase agreement, substantially in the form attached hereto as Exhibit B (the “Stock Purchase Agreement”), and to enter into a certain Note (defined below) for the partial payment of the purchase price for such stock and granting of liens thereunder; and (iii) granting related relief. In support of this Motion, the Debtors respectfully represent as follows:
JURISDICTION
          1. This Court has jurisdiction to hear this Motion under 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

2

          2. The statutory predicates for the relief requested herein are sections 105(a) and 363(b) of the Bankruptcy Code and Bankruptcy Rule 9019.
BACKGROUND
General Background
          3. AbitibiBowater (together with its subsidiaries and affiliates, the “Company”) is incorporated in Delaware and headquartered in Montreal, Quebec. The Company is the world’s largest producer of newsprint by capacity and one of the largest publicly traded pulp and paper manufacturers worldwide. It produces an extensive range of commercial printing papers, market pulp and wood products, serving customers in over 90 countries. The Company is also among the world’s largest recyclers of newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. The Company owns and operates 19 pulp and paper facilities and 24 wood products facilities located in the United States, Canada and South Korea. Employing around 11,900 people, the Company realized sales of approximately $4.4 billion2 in 2009.
          4. The Company’s financial performance depends primarily on the market demand for its products and the prices at which they can be sold. These products are globally traded commodities, and as such, the balance between supply and demand drives their pricing and shipment levels. Supply and demand, in turn, are affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates. The recent downturn in the global economy has resulted in an unprecedented decline in demand for newsprint, the Company’s primary product. In addition, substantial price competition and volatility in the pulp and paper industry, along with

[2]	All monetary figures are presented in U.S. dollars unless specifically noted otherwise.

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negative trends in advertising, electronic data transmission and storage and continued expansion of the Internet, have exacerbated downward pressure on revenue. At the same time, the global credit markets suffered a significant contraction, including the failure of some large financial institutions, which has resulted in a severe decline in the credit markets and overall availability of credit. These market disruptions, as well as the Company’s high debt levels and the overall weakness in consumer demand, have adversely impacted the Company’s financial performance and have necessitated the commencement of these Chapter 11 Cases and coordinated Canadian filings.
          5. Specifically, on April 16, 2009 (the “Petition Date”), certain of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).3 On April 17, 2009, certain of the Debtors (the “Cross-Border Debtors”)4 and non-debtor subsidiaries of AbitibiBowater (the “CCAA Debtors” and together with the Cross-Border Debtors, the “Canadian Debtors”)5 applied for protection from their creditors under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), in the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and the filing, the “Canadian Proceedings”). Two of the CCAA

[3]	The SPV Debtors commenced their Chapter 11 Cases on December 22, 2009.

[4]	The Cross-Border Debtors are: Bowater Canada Finance Corporation, Bowater Canadian Holdings Incorporated, AbitibiBowater Canada Inc., Bowater Canadian Forest Products Inc., Bowater Maritimes Inc., Bowater LaHave Corporation and Bowater Canadian Limited.

[5]	The CCAA Debtors are: Bowater Mitis Inc., Bowater Guerette Inc., Bowater Couturier Inc., Alliance Forest Products (2001) Inc., Bowater Belledune Sawmill Inc., St. Maurice River Drive Company, Bowater Treated Wood Inc., Canexel Hardboard Inc., 9068-9050 Quebec Inc., Bowater Canada Treasury Corporation, Bowater Canada Finance Limited Partnership, Bowater Shelburne Corporation, 3231078 Nova Scotia Company, Bowater Pulp and Paper Canada Holdings Limited Partnership, Abitibi-Consolidated Inc., Abitibi-Consolidated Company of Canada, Abitibi-Consolidated Nova Scotia Incorporated, 32117925 Nova Scotia Company, Terra-Nova Explorations Ltd., The Jonquiere Pulp Company, The International Bridge and Terminal Company, Scramble Mining Limited, 9150-3383 Quebec Inc., Star Lake Hydro Partnership, Saguenay Forest Products Inc., 3224112 Nova Scotia Limited, La Tuque Forest Products Inc., Marketing Donohue Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated, 4042410 Canada Inc., Donohue Recycling and 1508756 Ontario Inc.

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Debtors — Abitibi-Consolidated Inc. (“ACI”) and Abitibi-Consolidated Company of Canada (“ACCC” and together with ACI, the “Chapter 15 Debtors”) — thereafter filed petitions for recognition under chapter 15 of the Bankruptcy Code (the “Chapter 15 Cases”) in this Court seeking relief in support of the Canadian Proceedings. AbitibiBowater and certain of the Debtors also filed for ancillary relief in Canada seeking relief in support of the Chapter 11 Cases in Canada under the Canadian equivalent of chapter 15, section 18.6 of the CCAA.6
          6. On April 28, 2009, the Office of the United States Trustee for the District of Delaware appointed a statutory Creditors Committee of unsecured creditors (the “Creditors Committee”) in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
          7. On August 2, 2010, the Debtors filed the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”) as well as the Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”).
          8. On August 3, 2010, the Court entered an order approving the Disclosure Statement and scheduling a hearing to consider confirmation of the Plan for September 24, 2010 at 10:00 a.m. (ET), which was continued for several dates thereafter (the “Confirmation Hearing”). On November 22, 2010, the Court rendered an Opinion on Confirmation confirming the Plan and on November 23, 2010, the Court entered its Finding of Facts, Conclusions of Law and Order Confirming Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (As Amended). The Effective Date for the Plan has yet to occur.

[6]	The Debtors who obtained section 18.6 relief are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., Bowater Ventures Inc., Bowater Incorporated, Bowater Nuway Inc., Bowater Nuway-Midstates, Inc., Catawba Property Holdings LLC, Bowater Finance Company Inc., Bowater South American Holdings Incorporated, Bowater America Inc., Lake Superior Forest Products Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Finance II, LLC, Bowater Alabama LLC and Coosa Pines Golf Club Holdings LLC.

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Augusta Newsprint Company
          9. Augusta is a partnership that owns and operates a newsprint mill in Augusta, Georgia. AbitibiBowater’s indirect subsidiary, ACSC, and an unrelated third party, ANI, an indirect subsidiary of TWCL (together with WIHL and Woodbridge International Holdings S.A., “Woodbridge”), own 52.5% and 47.5% of the partnership interests in Augusta, respectively. ACSC manages the facility. Pursuant to the governing agreements, Augusta sells 100% of its product to ACSC at arm’s length market-determined rates, but otherwise operates as an independent company with its own employees and accounting systems. Augusta was created, and is governed, by that certain partnership agreement dated as of August 17, 1981 (as amended on December 23, 1981, June 23, 1987, September 15, 1989, June 9, 1997, October 8, 1997, September 30, 1999, September 6, 2001 and July 1, 2004, the “Partnership Agreement”).
          10. On June 15, 2009, the Debtors moved to reject a certain call agreement (the “Call Agreement”) in respect of Augusta. The Call Agreement obligated ACSC to either buy-out its partner at a price well above market, or risk losing all of its equity in the partnership pursuant to forced sale provisions in the Call Agreement.
          11. The Bankruptcy Court conducted a hearing on the rejection motion on September 11, 2009, and on October 27, 2009, the Bankruptcy Court issued a decision authorizing the Debtors’ rejection of the Call Agreement (the “Rejection Order”). On November 3, 2009, Woodbridge filed its notice of appeal of the Bankruptcy Court’s order (the “Rejection Appeal”). The appeal is currently pending in the District Court for Delaware. If the Bankruptcy Court’s judgment is not upheld and a forced sale is consummated, the Debtors could lose their equity in Augusta.

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          12. On March 9, 2010, Woodbridge filed a motion in the Bankruptcy Court to compel ACSC to reject the Partnership Agreement (the “Augusta Partnership Motion”). If ACSC were forced to reject the Partnership Agreement, the future of the Augusta mill would be uncertain, including the possibility of a dissolution of the partnership. The Debtors filed an objection to the Augusta Partnership Motion on April 9, 2010. The Augusta Partnership Motion is now pending before the Bankruptcy Court.
The Stock Purchase Agreement
          13. The Debtors and Woodbridge have been in discussions to determine whether a consensual resolution of the various issues surrounding the Partnership Agreement could be reached. The Parties recently reached an agreement settling most of the outstanding disputes among them and, in connection therewith, ACSC has agreed to purchase all of Woodbridge’s interest in Augusta. The form of the Stock Purchase Agreement pursuant to which ACSC will purchase Woodbridge’s interest is set forth as Exhibit B annexed hereto.7
          14. This Motion does not seek to affect in any way the claims of Woodbridge or any of their affiliates, against the Debtors or the Canadian Debtors, arising from the rejection of the Call Agreement and the guarantee dated as of September 6, 2001 by ACI in favor of each of WIHL and Woodbridge International Holdings S.A. (all such claims, the “Woodbridge Claims”). For the avoidance of doubt, the Woodbridge Claims, and all rights thereto and thereunder, are preserved. The Woodbridge Claims will be addressed in the claims processes administered by the Bankruptcy Court and the Canadian Court.

[7]	The descriptions of the Stock Purchase Agreement in this Motion are for summary purposes only and shall in no way operate to alter, modify, or contradict the terms of the actual Stock Purchase Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Stock Purchase Agreement.

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          15. Through the Stock Purchase Agreement, Woodbridge has agreed to sell to ACSC its common and preferred stock in ANI, which holds a 47.5% interest in Augusta. In consideration for the sale, among other things, ACSC will pay an amount in cash equal to the lesser of (i) $15,000,000 and (ii) 52.5% of the Partnership Cash (as defined in the Stock Purchase Agreement), and Augusta will issue a secured first-priority note (the “Note”) in favor of WIHL in the principal amount of $90 million plus the excess, if any, of $15,000,000 over 52.5% of the Partnership Cash. The Note will have a maturity date occurring on the fourth anniversary of the issue date of the Note, subject to extension in certain circumstances as set forth in the Note. The Note will accrue interest at (i) a rate of 8% per annum so long as the outstanding Principal Amount (as defined in the Note) on such day is equal to or greater than $60,000,000, (ii) a rate of 6.5% per annum so long as the outstanding Principal Amount on such day is less than $60,000,000 and equal to or greater than $30,000,000, and (iii) a rate of 5.0% per annum so long as the outstanding Principal Amount on such day is less than $30,000,000.
          16. To induce WIHL to enter into the Stock Purchase Agreement, the Note will be secured as follows: (i) ACSC has agreed to grant a continuing Lien on its partnership interest in Augusta and all rights to payment arising therefrom, including but not limited to, distributions and profits, all of its rights in the Partnership Agreement or other governing documents and proceeds of the foregoing, (ii) ANI has agreed to grant a continuing Lien on its partnership interest in Augusta, all rights to payment arising therefrom, including but not limited to, distributions and profits, all of its rights in the Partnership Agreement or other governing documents, and proceedings of the foregoing, and (iii) Augusta has agreed to grant a continuing Lien on all of its personal and real property, whether now owned or hereafter acquired.

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          17. In addition to the cash and Note, the Purchase Price for the sale of ANI’s interest will also include the assignment to Woodbridge of 47.5% of Augusta’s rights, title and interest to (i) certain Bankruptcy Claims against AbitibiBowater and certain of the Debtors in the aggregate amount of $37,575,503.04, and (ii) an Administrative Claim against ACSC in the amount of $9,246,580, all of which are set forth in the Stock Purchase Agreement and are Allowed Claims (as defined in the Plan) in the Chapter 11 Cases. Finally, the parties have agreed to indemnify each other for certain liabilities as set forth in the Stock Purchase Agreement.
RELIEF REQUESTED
          18. By this Motion, the Debtors request the entry of an order under sections 363(b) and 105(a) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules authorizing and approving the Debtors’ settlement and compromise of various disputes arising from or relating to the Augusta partnership.
          19. Further, the Debtors seek entry of an order pursuant to sections 105 and 363(b) of the Bankruptcy Code authorizing and approving the Debtors’ entry into the Stock Purchase Agreement, the Note and related documents.
          20. Under either the standard by which the Court considers the approval of compromises or settlements, or the standard by which the Court considers approval of the use of estate property outside of the ordinary course of business, sufficient grounds exist to approve the Debtors’ compromise with Woodbridge, including ACSC’s entry into the Stock Purchase Agreement, the Note and related documents.
A. Bankruptcy Rule 9019

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          21. Bankruptcy Rule 9019(a) provides that “on motion by the trustee and after notice and a hearing, the Court may approve a compromise or settlement.” Fed. R. Bankr. P. 9019(a). Under Bankruptcy Rule 9019(a), the Court has the authority to approve a settlement if it is fair and equitable and in the best interests of the estate. See In re Louise’s Inc., 211 B.R. 798 (D. Del. 1997); Fischer v. Pereira (In re 47-49 Charles St., Inc.), 209 B.R. 618, 620 (S.D.N.Y. 1997). The settlement of time-consuming and burdensome litigation, especially in the bankruptcy context, is encouraged. See In re Penn Central Transp. Co., 596 F.2d 1102 (3d Cir. 1979) (“administering reorganization proceedings in an economical and practical manner it will often be wise to arrange the settlement of claims”) (quoting In re Protective Comm. for Indep. Stockholders of TMT Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968)), see also In re Sassalos, 160 B.R. 646, 653 (D. Or. 1993) (stating that “compromises are favored in bankruptcy, and the decision of the bankruptcy judge to approve or disprove a compromise rests in the sound discretion of the judge.”) In determining the fairness and equity of a compromise in bankruptcy, the United States Court of Appeals for the Third Circuit has stated that it is important that the bankruptcy court “apprise itself of all facts necessary to form an intelligent and objective opinion of the probabilities of ultimate success should the claims be litigated. .. and estimate the complexity, expense and likely duration of such litigation, and other factors relevant to a full and fair assessment of the [claims].” Penn Central, 596 F.2d at 1153.
          22. More recently, the Third Circuit Court of Appeals enumerated the following four-factor test to be used in deciding whether a settlement should be approved: “(1) the probability of success in litigation; (2) the likely difficulties in collection; (3) the complexity of the litigation involved and the expense, inconvenience and delay necessarily attending it; and

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(4) the paramount interest of creditors.” Will v. Northwestern Univ. (In re Nutraquest, Inc.), 434 F.3d 639, 644 (3d Cir. 2006).
          23. Approval of a proposed settlement is within the “sound discretion” of the bankruptcy court. See In re Neshaminy Office Bldg. Assocs., 62 B.R. 798, 803 (E.D. Pa. 1986). The bankruptcy court should not substitute its judgment for that of the debtor. Id. The court is not to decide numerous questions of law or fact raised by litigation, but rather should canvass the issues to see whether the settlement falls below the lowest point in the range of reasonableness. See In re W.T. Grant & Co., 699 F.2d 599, 608 (2d Cir. 1983), cert. denied, 464 U.S. 22 (1983); see also In re Sea Containers Ltd., 2008 WL 4296562, at *5 (Bankr. D. Del. Sept. 19, 2008).
          24. Entry into the Stock Purchase Agreement and Note as part of a compromise with Woodbridge resolves several contested matters between the parties. Approval of this Motion will effectively moot the Rejection Appeal and the Augusta Partnership Motion, as Woodbridge will no longer be a partner in the Augusta partnership. Once an order is entered approving this Motion, Woodbridge will withdraw the Rejection Appeal and the Augusta Partnership Motion.8
          25. Based on the anticipated cost of further litigation with Woodbridge with respect to the Rejection Appeal and the Augusta Partnership Motion, the risk of a ruling adverse to the Debtors in connection with either of those matters, and the likelihood of additional litigation with Woodbridge (including possible partnership dissolution proceedings in Georgia), the Debtors determined that a compromise with Woodbridge is in the best interest of the Debtors, their estates and their creditors.

[8]	While the Rejection Appeal will be resolved by entry of an order approving this Motion, Woodbridge will retain its right to assert the damages arising from the rejection of the Call Agreement and the guarantee dated as of September 6, 2001 by ACI in favor of each of WIHL and Woodbridge International Holdings S.A., and the Debtors will retain their rights to object to the same.

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B. Bankruptcy Code §363
          26. Section 363(b) provides in relevant part that “[t]he trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” A court can authorize a debtor to use property of the estate pursuant to section 363(b)(1) of the Bankruptcy Code when such use is an exercise of the debtor’s sound business judgment and when the use of the property is proposed in good faith and for value. See In re Delaware & Hudson R.R. Co., 124 B.R. 169, 176 (D. Del. 1991) (explaining that the Third Circuit has adopted the “sound business purpose” test to evaluate motions brought pursuant to section 363(b)); see also In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143 (3d Cir. 1986). In addition, section 105(a) of the Bankruptcy Code further authorizes “[t]he court [to] issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code].” 11 U.S.C. § 105(a).
          27. The debtor has the burden to establish that a valid business purpose exists for the use of estate property in a manner that is not in the ordinary course of business. See In re Lionel Corp., 722 F.2d 1063, 1070-71 (2d Cir. 1983). Once the debtor has articulated a valid business purpose, however, a presumption arises that the debtor’s decision was made on an informed basis, in good faith and in the honest belief the action was in the best interest of the company. See In re Integrated Resources, Inc., 147 B.R. 650, 656 (S.D.N.Y. 1992).
          28. The Debtors submit that good business reasons justify the Debtors’ entry into the Stock Purchase Agreement and Note as part of a compromise and resolution between the Debtors and Woodbridge, and that entry into the Stock Purchase Agreement and Note is in the best interests of the Debtors’ estates. Specifically, the Stock Purchase Agreement allows ACSC

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to obtain 100% ownership of Augusta, which supplies newsprint to ACSC and is a profitable enterprise, at a fair and reasonable price. The Note is an integral part of the purchase price under the Stock Purchase Agreement.
          29. Further, the Debtors determined in their business judgment that reaching a resolution with Woodbridge on these various issues was an important component to maximizing the value of the Debtors’ estates for the benefit of all creditors. The Debtors have determined that, rather than litigating with Woodbridge regarding the assumption of the Partnership Agreement and (presuming the Debtors’ victory on that point) continuing as a partner in Augusta post-confirmation, acquiring a 100% interest in Augusta pursuant to the terms of the Stock Purchase Agreement is a more sound business decision. Thus, the Debtors entered into the Stock Purchase Agreement and Note for a valid business purpose, in good faith and in the honest belief that the action was in the best interests of the Debtors.
NOTICE
          30. Notice of this Motion has been provided to the following parties, or, in lieu thereof, their counsel: (a) counsel to the Official Committee of Unsecured Creditors; (b) the Office of the United States Trustee; (c) counsel to the agents for the Debtors’ prepetition secured bank facilities; (d) counsel to the agent for the Debtors’ postpetition lenders; (e) counsel to the agent for the Debtors’ securitization facility; (f) counsel to ANI and Woodbridge; (g) the Monitor appointed in the Canadian Proceeding; and (h) those parties entitled to notice pursuant to Bankruptcy Rule 2002, in accordance with Local Rule 2002-1(b). The Debtors submit that, in light of the nature of the relief requested, no other or further notice need be given.

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PRIOR REQUEST FOR RELIEF
          31. No previous requests for the relief requested herein have been made to this Court.
          WHEREFORE, the Debtors respectfully request that this Court grant (i) the relief requested herein by entering an order in the form attached hereto as Exhibit A authorizing the Debtors to enter into the Stock Purchase Agreement to purchase Woodbridge’s interest in Augusta and the Note, including the granting of liens thereunder, and (ii) such other and further relief as this Court deems just and appropriate.
Dated: Wilmington, Delaware            YOUNG CONAWAY STARGATT & TAYLOR, LLP December __, 2010

Pauline K. Morgan (No. 3650)
Sean T. Greecher (No. 4484)
Andrew L. Magaziner (No. 5426)
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

- and -

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
Jeffrey D. Saferstein
Kelley A. Cornish
Alice Belisle Eaton
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
Counsel for the Debtors and Debtors-in-Possession

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EXHIBIT A

EXHIBIT B

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)

In re:	)	Chapter 11

)

ABITIBIBOWATER INC., et al.,[9]	)	Case No. 09-11296 (KJC)

	)	Jointly Administered

Debtors.	)

	)	Ref. Docket No. ____________

)
ORDER PURSUANT TO SECTIONS 105 AND 363(b) OF THE BANKRUPTCY CODE
AND FEDERAL RULE OF BANKRUPTCY PROCEDURE 9019:
(I) APPROVING A SETTLEMENT AND COMPROMISE BETWEEN WOODBRIDGE
INTERNATIONAL HOLDINGS LIMITED, WOODBRIDGE COMPANY LIMITED,
ABITIBI CONSOLIDATED SALES CORPORATION, ABITIBIBOWATER INC.,
AUGUSTA NEWSPRINT COMPANY AND AUGUSTA NEWSPRINT INC.; (II)
AUTHORIZING ABITIBI CONSOLIDATED SALES CORPORATION TO PURCHASE
AN INTEREST IN THE AUGUSTA
NEWSPRINT COMPANY; AND (II) GRANTING RELATED RELIEF

[9]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: AbitibiBowater Inc. (6415), AbitibiBowater US Holding 1 Corp. (N/A), AbitibiBowater US Holding LLC (N/A), AbitibiBowater Canada Inc. (N/A), Abitibi-Consolidated Alabama Corporation (4396), Abitibi-Consolidated Corporation (9050), Abitibi-Consolidated Finance LP (4528), Abitibi Consolidated Sales Corporation (7144), Alabama River Newsprint Company (7247), Augusta Woodlands, LLC (9050), Bowater Alabama LLC (7106), Bowater America Inc. (8645), Bowater Canada Finance Corporation (N/A), Bowater Canadian Forest Products Inc. (N/A), Bowater Canadian Holdings Incorporated (N/A), Bowater Canadian Limited (N/A), Bowater Finance Company Inc. (1715), Bowater Finance II LLC (7886), Bowater Incorporated (1803), Bowater LaHave Corporation (N/A), Bowater Maritimes Inc. (N/A), Bowater Newsprint South LLC (1947), Bowater Newsprint South Operations LLC (0168), Bowater Nuway Inc. (8073), Bowater Nuway Mid-States Inc. (8290), Bowater South American Holdings Incorporated (N/A), Bowater Ventures Inc. (8343), Catawba Property Holdings, LLC (N/A), Coosa Pines Golf Club Holdings LLC (8702), Donohue Corp. (9051), Lake Superior Forest Products Inc. (9305) and Tenex Data Inc. (5913). The Debtors’ corporate headquarters are located at, and the mailing address for each Debtor is, 1155 Metcalfe Street, Suite 800, Montreal, Quebec H3B 5H2, Canada.

          Upon the Motion10 (the “Motion”) of AbitibiBowater, Inc. (“AbitibiBowater”) and its affiliated debtors and debtors-in-possession in the above captioned cases (collectively, the “Debtors”), requesting entry of an order (the “Order”), pursuant to sections 105 and 363(b) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”): (i) authorizing the Debtors to enter into a settlement and compromise with Woodbridge with respect to various disputes among the parties, (ii) in furtherance of that settlement and compromise, authorizing ACSC to purchase all of the outstanding shares of the common and preferred stock of ANI, which would result in the transfer of ANI’s 47.5% interest in Augusta; and it appearing that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors and other parties in interest; and it appearing that this Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and it appearing that the Motion is a core proceeding pursuant to 28 U.S.C.§ 157(b); and it appearing that venue is proper before this Court pursuant to 28 U.S.C.§§ 1408 and 1409; and adequate notice of the Motion and opportunity for objection having been given; and this Court having reviewed and considered the Motion and any objections thereto; and it appearing that no other notice need be given; and it further appearing that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause therefor:
IT IS HEREBY FOUND AND DETERMINED THAT:
          A. This Court has core jurisdiction over this matter pursuant to 28 U.S.C. §§ 157(b) and 1334 and this matter is a core proceeding that the Court can determine pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C.§§ 1408 and 1409.

[10]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

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          B. The Debtors have articulated good and sufficient cause for, among other things, the purchase of Woodbridge’s interest in ANI and subsequent ownership of ANI’s 47.5% interest in Augusta by ACSC pursuant to which ACSC shall thereafter be the sole member of Augusta with all powers, rights and privileges of ownership attendant thereto.
          C. Good and sufficient notice of the relief sought in the Motion has been given and no further notice is required.
          D. The Stock Purchase Agreement and Note were negotiated at arm’s length and entered into in good faith by the Parties and are fair, reasonable and appropriate and benefit the Debtors’ estates, their creditors and other parties in interest.
          E. The Debtors have demonstrated a compelling and sound business justification for authorizing the relief requested in the Motion.
IT IS HEREBY ORDERED AND ADJUDGED THAT:
          1. The Motion is granted. Any objection not made to the Motion is waived. Any objection made to the Motion is overruled with prejudice.
          2. The Debtors are authorized to enter into the Stock Purchase Agreement and the Note. The Debtors are authorized to take any and all actions necessary or appropriate to implement the Stock Purchase Agreement and the Note, in accordance with the terms thereof and with the agreement of the Parties thereto.
          3. The Debtors are authorized and empowered to, and may in their discretion take any action and perform any act necessary to implement and effectuate the terms of this Order, the Stock Purchase Agreement or the Note.
          4. The Bankruptcy Claims and Administrative Claims shall be Allowed Claims in the Chapter 11 Cases.

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          5. This Order is binding upon the Debtors, all creditors of the Debtors, any subsequent trustees that may be appointed and all parties in interest.
          6. Except as otherwise provided in the Stock Purchase Agreement, this Court shall retain jurisdiction over the Debtors and Woodbridge with respect to any matters, claims, rights or disputes arising from or related to the Motion or the implementation of this Order.
Dated: Wilmington, Delaware
     December __ ,2010

Honorable Kevin J. Carey
Chief United States Bankruptcy Judge

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SCHEDULE F
FORM OF WIHSA TRANSFER AGREEMENT
INDENTURE made as of the ■ day of ■, 2011
B E T W E E N:
WOODBRIDGE INTERNATIONAL HOLDINGS S.A., a corporation incorporated under the laws of Luxembourg
(hereinafter referred to as the “Vendor”)
                    OF THE FIRST PART
- and -
WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED, a corporation incorporated under the laws of the Province of Ontario
(hereinafter referred to as the “Purchaser”)
                    OF THE SECOND PART
          WHEREAS pursuant to that certain stock purchase agreement made as of ■ among the Purchaser, The Woodbridge Company Limited, Abitibi Consolidated Sales Corporation, AbitibiBowater Inc., Augusta Newsprint Company and Augusta Newsprint Inc., the Vendor wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Vendor on the date hereof all of the shares of common stock of ANI held by the Vendor (the “ANI Common Stock”), free and clear of all encumbrances;
          NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:
5. Subject to the terms and conditions herein contained, the Vendor hereby sells, transfers and assigns to the Purchaser and the Purchaser hereby purchases all the Vendor’s right, title and interest in and to the ANI Common Stock, free and clear of all encumbrances.
6. The aggregate purchase price for the ANI Common Stock shall be US$200 (the “Purchase Price”), such amount being equal to the aggregate fair market value of the ANI

Common Stock on the date hereof and shall be paid and satisfied in full by delivery by the Purchaser to the Vendor of a cheque or bank draft in the amount of the Purchase Price.
7. The Vendor hereby declares that, as to any of the ANI Common Stock, the title to which may not have passed to the Purchaser by virtue of this Indenture or any transfer or assignment which may be executed and delivered pursuant to the provisions hereof on the date hereof or from time to time thereafter, the Vendor will hold such ANI Common Stock in trust for the Purchaser to transfer and assign the same as the Purchaser may from time to time direct.
8. The Vendor covenants with the Purchaser to execute and deliver to the Purchaser at any time after the date hereof when requested to do so by the Purchaser all such further documents or instruments and to do such further things as may be necessary to effect the purpose of this Indenture and to carry out its provisions and to vest the ANI Common Stock fully in the Purchaser.
9. The Vendor hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Vendor for and in the name of or otherwise on behalf of the Vendor with full power of substitution to do and execute all deeds, matters and things whatsoever necessary for the assignment, transfer and/or conveyance of any interest in the ANI Common Stock to the Purchaser, its successors and assigns.
10. This Indenture shall be construed in accordance with the laws of the Province of Ontario, which shall be the forum with respect to any and all actions or suits brought with respect hereto.
11. This Indenture shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto.
[Signature page follows]

WOODBRIDGE INTERNATIONAL HOLDINGS S.A.

By:

By:

WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED

By:

SCHEDULE G
FORM OF ASSIGNMENT AND ASSUMPTION OF
BANKRUPTCY CLAIMS AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
          ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [______________], (this “Agreement”) by and between Augusta Newsprint Company, a Georgia partnership (the “Assignor”), Woodbridge International Holdings Limited, an Ontario corporation (the “Assignee”), and Abitibi Consolidated Sales Corporation, a Delaware corporation (“ACSC”).
          WHEREAS, the Assignor, the Assignee and ACSC have entered into that certain Stock Purchase Agreement, dated as of [_________], 2010 (the “Stock Purchase Agreement”), by and among the Assignor, the Assignee, ACSC, AbitibiBowater Inc., a Delaware corporation (“AbitibiBowater”), The Woodbridge Company Limited, an Ontario corporation (“Woodbridge Parent”), and Augusta Newsprint Inc., a Delaware corporation (“ANI”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement;
          WHEREAS, this Agreement is being delivered pursuant to Section 2.8 of the Stock Purchase Agreement; and
          WHEREAS, pursuant to and in accordance with the terms and conditions of this Agreement and the Stock Purchase Agreement, the Assignor will assign, grant, convey and transfer to the Assignee, 47.5% of the Assignor’s right, title and interest in and to the following claims made, filed, scheduled or otherwise asserted by or on behalf of the Assignor in the cases filed in the Bankruptcy Court under chapter 11 of the Bankruptcy Code by AbitibiBowater and its affiliated debtors and debtors-in-possession, jointly administered as Case No. 09-11296 (the “Bankruptcy Proceedings”): Claim number 3612 made by the Assignor in the Bankruptcy Proceedings of Alabama River Newsprint Company, Case no. 09-11301, in the amount of $1,699.49; Claim number 3630 made by the Assignor in the Bankruptcy Proceedings of Abitibi-Consolidated Corporation, Case no. 09-11302, in the amount of $1,848.01; Claim numbers 3631 and 3632 made by the Assignor in the Bankruptcy Proceedings of AbitibiBowater; Case no. 09-11296, in the amounts of $25,899.02 and $85,247.34, respectively; the Claim listed on Schedule F of the Schedules of Assets and Liabilities of Alabama River Newsprint Company, Case no. 09-11301, in the amount of $2,203.49; and Claim number 10005 made by the Assignor in the Bankruptcy Proceedings of Abitibi-Consolidated Corporation, Case no. 09-11302, in the amount of $37,458,605.69 (such claims, collectively, the “Bankruptcy Claims”).
          NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
     1. Assignment. Pursuant to and in accordance with the terms and conditions of this Agreement and the Stock Purchase Agreement, effective as of the date hereof, the Assignor hereby assigns, grants, conveys and transfers to the Assignee, 47.5% of the Assignor’s right, title and interest in and to the Bankruptcy Claims, which shall include, without limitation or offset, 47.5% of ((a) through (d) below, the “Transferred Bankruptcy Claims Rights”):
(a)	the Bankruptcy Claims;

(b)	the Assignor’s right, title and interest in and to the Bankruptcy Claims, including all agreements, instruments, subscriptions, statements, proofs of claim, proofs of investment and other documents evidencing, or supporting the Bankruptcy Claims and any agreements, stipulations, or other settlement rights or documentation relating to the allowance or disallowance of the Bankruptcy Claims;

(c)	the Assignor’s right to receive principal, interest, fees, expenses, damages and other amounts in respect of, or in connection with the Bankruptcy Claims; and

(d)	cash, securities, instruments, proceeds, collateral, guarantees and/or other property distributed, received or paid from and after the Closing, on account of, or exchanged in return for the Bankruptcy Claims;
provided, however, that the Transferred Bankruptcy Claims Rights shall exclude any Bankruptcy Claims to the extent such claims are paid in cash to the Assignor prior to the Measurement Time.
     3. Assumption. Effective as of the date hereof, the Assignee hereby accepts the assignment, grant, conveyance and transfer of the Transferred Bankruptcy Claims Rights.
     4. Absolute Assignment. This Agreement shall be deemed an absolute and unconditional assignment of the Transferred Bankruptcy Claims Rights for the purpose of collection and satisfaction, and shall not be deemed to create a security interest. If the total amount of the Bankruptcy Claims is more than the aggregate amount of those claims set forth in the definition of Bankruptcy Claims in this Agreement or the Stock Purchase Agreement, the Assignee shall nevertheless be deemed the owner of the Bankruptcy Claims to the extent of the Transferred Bankruptcy Claims Rights, subject to the terms of this Agreement and the Stock Purchase Agreement, and shall be entitled to identify itself as owner of the Bankruptcy Claims to the extent of the Transferred Bankruptcy Claims Rights on the records of the Bankruptcy Court.
     5. Further Assurances. The Assignor covenants and agrees to take such actions and execute and deliver to the Assignee such further assignments or other transfer documents as the Assignee may reasonably request to effectively assign, grant, transfer and convey and to evidence such assignment, transfer, grant and conveyance of, the Transferred Bankruptcy Claims Rights, in each case, at the sole cost and expense of the Assignee and in conformity with the applicable conditions, terms and provisions of the Stock Purchase Agreement.
     6. Benefit and Binding Effect. Except as provided and in conformity with assignments permitted herein, no party hereto may assign any of its right or obligations under this Agreement without the written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

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     7. Counterparts. This Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the ___day of __________, 20_.

ASSIGNOR:

AUGUSTA NEWPRINT CORPORATION

By:
Name:
Title:

ASSIGNEE:

WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:

ACSC

ABITIBI CONSOLIDATED SALES CORPORATION

By:
Name:
Title:

SCHEDULE H
FORM OF ASSIGNMENT AND ASSUMPTION OF
ADMINISTRATIVE CLAIM AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
          ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [______________], (this “Agreement”) by and between Augusta Newsprint Company, a Georgia partnership (the “Assignor”), Woodbridge International Holdings Limited, an Ontario corporation (the “Assignee”), and Abitibi Consolidated Sales Corporation, a Delaware corporation (“ACSC”).
          WHEREAS, the Assignor, the Assignee and ACSC have entered into that certain Stock Purchase Agreement, dated as of [_________], 2010 (the “Stock Purchase Agreement”), by and among the Assignor, the Assignee, ACSC, AbitibiBowater Inc., a Delaware corporation (“AbitibiBowater”), The Woodbridge Company Limited, an Ontario corporation (“Woodbridge Parent”), and Augusta Newsprint Inc., a Delaware corporation (“ANI”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement;
          WHEREAS, this Agreement is being delivered pursuant to Section 2.9 of the Stock Purchase Agreement; and
          WHEREAS, pursuant to and in accordance with the terms and conditions of this Agreement and the Stock Purchase Agreement, the Assignor will assign, grant, convey and transfer to the Assignee, 47.5% of the Assignor’s right, title and interest in and to the allowed administrative claim held by the Assignor against ACSC in the amount of $9,246,580.00 pursuant to the Agreed Order With Respect to Motion of Augusta Newsprint Company for Allowance of Administrative Expense Claim Pursuant to 11 U.S.C. § 503(b)(9) [D.I. 1457] entered by the Bankruptcy Court on December 16, 2009 (the “Administrative Claim”).
          NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
1.	Assignment. Pursuant to and in accordance with the terms and conditions of this Agreement and the Stock Purchase Agreement, effective as of the date hereof, the Assignor hereby assigns, grants, conveys and transfers to the Assignee, 47.5% of the Assignor’s right, title and interest in and to the Administrative Claim, which shall include, without limitation or offset, 47.5% of ((a) through (d) below, the “Transferred Administrative Claim Rights”):
(a)	the Administrative Claim;

(b)	the Assignor’s right, title and interest in and to the Administrative Claim, including all agreements, instruments, subscriptions, statements, proofs of claim,

proofs of investment and other documents evidencing, or supporting the Administrative Claim and any agreements, stipulations, or other settlement rights or documentation relating to the allowance or disallowance of the Administrative Claim;
(c)	the Assignor’s right to receive principal, interest, fees, expenses, damages and other amounts in respect of, or in connection with the Administrative Claim; and
(d)	cash, securities, instruments, proceeds, collateral, guarantees and/or other property distributed, received or paid from and after the Closing, on account of, or exchanged in return for the Administrative Claim;
provided, however, that the Transferred Administrative Claim Rights shall exclude any Administrative Claim to the extent such claim is paid in cash to the Assignor prior to the Measurement Time.
     2. Assumption. Effective as of the date hereof, the Assignee hereby accepts the assignment, grant, conveyance and transfer of the Transferred Administrative Claim Rights.
     3. Absolute Assignment. This Agreement shall be deemed an absolute and unconditional assignment of the Transferred Administrative Claim Rights for the purpose of collection and satisfaction, and shall not be deemed to create a security interest. If the total amount of the Administrative Claim is more than the aggregate amount of that claim set forth in the definition of Administrative Claim in this Agreement or the Stock Purchase Agreement, the Assignee shall nevertheless be deemed the owner of the Administrative Claim to the extent of the Transferred Administrative Claim Rights, subject to the terms of this Agreement and the Stock Purchase Agreement, and shall be entitled to identify itself as owner of the Administrative Claim to the extent of the Transferred Administrative Claim Rights on the records of the Bankruptcy Court.
     4. Further Assurances. The Assignor covenants and agrees to take such actions and execute and deliver to the Assignee such further assignments or other transfer documents as the Assignee may reasonably request to effectively assign, grant, transfer and convey and to evidence such assignment, transfer, grant and conveyance of, the Transferred Administrative Claim Rights, in each case, at the sole cost and expense of the Assignee and in conformity with the applicable conditions, terms and provisions of the Stock Purchase Agreement.
     5. Benefit and Binding Effect. Except as provided and in conformity with assignments permitted herein, no party hereto may assign any of its right or obligations under this Agreement without the written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.
     6. Counterparts. This Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original and all counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

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[Signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the ___day of __________, 20_.

ASSIGNOR: AUGUSTA NEWPRINT CORPORATION
By:
Name:
Title:

ASSIGNEE: WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED
By:
Name:
Title:

ACSC ABITIBI CONSOLIDATED SALES CORPORATION
By:
Name:
Title:

SCHEDULE I
1.	In the 1990’s, the Partnership shipped used oil and a small amount of chlorinated solvent to the AER hazardous waste storage and management site in Augusta, Georgia. The site closed, went into bankruptcy and became a superfund site. The Partnership is part of the Potential Responsible Party group.
2.	In 2009, the Partnership voluntarily disclosed to U.S. EPA and Georgia EPD, the discovery of reporting discrepancies under the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) section 313 for reporting years 2004 thru 2007. Corrections were submitted for lead, dioxin and dioxin-like compounds and methanol. The U.S. EPA corrected the federal database to reflect these changes. Neither Georgia EPD nor U.S. EPA has issued a Notice of Violation or investigated the matter further as of the date hereof.

EXHIBIT A
CERTIFICATE OF INCORPORATION OF ANI

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AUGUSTA NEWSPRINT INC.
Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware
     Augusta Newsprint Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
     (a) the name of the Corporation is Augusta Newsprint Inc.;
     (b) the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 2nd day of July 2001;
     (c) this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, (i) the Board of Directors of the Corporation having duly adopted a resolution approving such amendment and declaring its advisability at a meeting of the Board of Directors of the Corporation duly called and held on November 5, 2001 and (ii) in lieu of a meeting and vote of the stockholders, the holders of all the capital stock of the Corporation duly consented in writing to the adoption of such amendment; and
     (d) the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

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AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AUGUSTA NEWSPRINT INC.
     THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     FIRST: The name of the corporation is Augusta Newsprint Inc. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, which address is located in the County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Act”).
     FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is Sixty Thousand (60,000) shares, consisting of Twenty Thousand (20,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), Twenty Thousand (20,000) shares of Class A preferred stock, par value $0.01 per share (the “Class A Preferred Stock”) and Twenty Thousand (20,000) shares of Class B preferred stock, par value $0.01 per share (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”).
A. PREFERRED STOCK
     The voting powers, preferences and rights (and the qualifications, limitations, or restrictions thereof) of the Class A Preferred Stock and Class B Preferred Stock are as follows:
     1. Voting. Except as may be otherwise provided by law, the holders of Preferred Stock shall vote together and with the holders of all other classes of stock of the Corporation which have a voting right, as a single class, on all actions to be taken by the stockholders of the Corporation, other than at meetings of holders of another class of shares. Each share of Preferred Stock shall entitle the holder thereof to one vote per share on each such action.
     2. Dividends. The holders of each of the Class A Preferred Stock and Class B Preferred Stock shall be entitled to receive, and the Corporation shall pay thereon any dividend declared by the Board of Directors of the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, provided that the dividend rate on each of the Class A

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Preferred Stock and Class B Preferred Stock (the “Dividend Rate”) in any fiscal year shall not exceed on a per annum basis the aggregate of eight percent (8%) plus, for dividends declared in fiscal years of the Corporation subsequent to June 30, 2002, any Carry Forward Amount (as defined below) (such aggregate amount being, the “Maximum Dividend Rate”).
     The Dividend Rate for a share of Class A Preferred Stock will be applied to the amount of ten thousand Canadian dollars (Cdn $10,000) (the “Class A Redemption Amount” of a share of Class A Preferred Stock). The Dividend Rate for a share of Class B Preferred Stock will be applied to the amount of six thousand U.S. dollars (U.S. $6,000) (the “Class B Redemption Amount” of a share of Class B Preferred Stock).
     Dividends which are declared pursuant to this subsection A(2) shall be payable in Canadian or U.S. dollars as determined by the Board of Directors and at an exchange rate determined by the Board of Directors at the time of declaration.
     In the event that the Board of Directors does not declare a dividend for either the Class A Preferred Stock or Class B Preferred Stock for a year or declares a dividend for either the Class A Preferred Stock or Class B Preferred Stock for a year which is at a Dividend Rate that is less than the Maximum Dividend Rate for such year for the Class A Preferred Stock or Class B Preferred Stock, as applicable, the shortfall shall constitute the “Carry Forward Amount” for determining the Maximum Dividend Rate of the subsequent year for the Class A Preferred Stock or Class B Preferred Stock, as applicable.
     The Carry Forward Amount with respect to each outstanding share of Preferred Stock shall be calculated from the date immediately following the earlier of the date:
(i)	on which such share of Preferred Stock was first issued by the Corporation, or
(ii)	on which any Predecessor Share (as defined below) was first issued by the Corporation. The term “Predecessor Share” shall mean the share of Preferred Stock which was originally issued by the Corporation and which, directly or indirectly through one or more conversions, was subsequently converted into such outstanding share of Preferred Stock.
     Declared dividends on shares of Preferred Stock shall be payable on the day determined by the Board of Directors of the Corporation.

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     In the case of shares of Preferred Stock outstanding for less than a full fiscal year of the Corporation at the time of a dividend payment, dividends shall be pro rated based upon the portion of each year during which such shares of Preferred Stock are outstanding.
     For greater certainty, a dividend may be declared and paid on shares of Preferred Stock in accordance with the terms of this Amended and Restated Certificate of Incorporation notwithstanding that a dividend has, or has not been declared and paid on shares of Common Stock.
     3. Redemption at the Option of the Holder. Subject to the provisions of this subsection A(3) and subsection A(5) and the Act, a holder of shares of Preferred Stock shall be entitled to require the Corporation to redeem at any time and from time to time all or any of the shares of Preferred Stock registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office the certificate or certificates representing the Preferred Stock which such holder desires to have the Corporation redeem together with a written request specifying that such holder desires to have all or a specified number and class of the shares of Preferred Stock represented by such certificate or certificates redeemed by the Corporation. After receipt of the share certificate or certificates representing the shares of Preferred Stock which the holder desires the Corporation to redeem together with a request for redemption specified above (if such notice is not waived), the Corporation shall, on such redemption date as may be specified by the Corporation (the “Redemption Date”) but being not later than thirty (30) days following such receipt, redeem such shares of Preferred Stock by paying to such registered holder for each share of Class A Preferred Stock or share of Class B Preferred Stock to be redeemed, the Class A Redemption Amount or Class B Redemption Amount, as applicable, plus all dividends declared and unpaid thereon to and including the Redemption Date (the “Class A Redemption Price” of a share of Class A Preferred Stock and the “Class B Redemption Price” of a share of Class B Preferred Stock, as applicable). Such payment shall be made to each holder by check payable in Canadian dollars for shares of Class A Preferred Stock and in U.S. dollars for shares of Class B Preferred Stock, provided that the payment may be made in such other manner and in such other currency as is acceptable to the holder. The shares of Preferred Stock shall be redeemed on the Redemption Date. From and after the Redemption Date such shares of Preferred Stock shall cease to be entitled to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of the other rights of a holder in respect

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thereof unless payment of the Class A Redemption Price or Class B Redemption Price, as applicable, shall not be made on the Redemption Date, in which event the rights of the holder shall remain unaffected. If a part only of the shares of Preferred Stock represented by any certificate shall be redeemed, a new certificate representing the balance of such shares of Preferred Stock shall be issued to the holder thereof at the expense of the Corporation upon the presentation and surrender of the first mentioned certificate.
     4. Redemption at the Option of the Corporation. Subject to the provisions of this subsection A(4) and subsection A(5) and the Act, the Corporation may upon giving written notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding shares of Class A Preferred Stock or Class B Preferred Stock on payment for each share to be redeemed at the Class A Redemption Price or Class B Redemption Price, as applicable, thereof. In case a part only of the shares of Preferred Stock is at any time to be redeemed, the shares so to be redeemed may be selected by lot in such manner as the directors of the Corporation in their sole discretion shall by resolution determine or redemption may be effected on a pro rata basis disregarding fractions. In any case of redemption of shares of Preferred Stock under this subsection A(4), the Corporation shall at least ten (10) days (which period may be waived by the holders) before the Redemption Date deliver to each person who is a registered holder of Preferred Stock to be redeemed a written notice of the intention of the Corporation to redeem such shares of Preferred Stock. Such notice shall set out the number and class of shares of Preferred Stock held by the person to whom it is addressed which are to be redeemed, the Class A Redemption Price or Class B Redemption Price, as applicable, and the Redemption Date. On or after the Redemption Date, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Class A Preferred Stock or Class B Preferred Stock to be redeemed the Class A Redemption Price or Class B Redemption Price, as applicable, of such shares on presentation and surrender, at the registered office of the Corporation or at any other place or places specified in such notice of redemption, of the certificate or certificates representing the shares of Preferred Stock so called for redemption. Such payment shall be made to each holder by check payable in Canadian dollars for shares of Class A Preferred Stock and in U.S. dollars for shares of Class B Preferred Stock, provided that the payment may be made in such other manner and in such other currency as is acceptable to the holder. From and after the Redemption Date, the shares of Preferred Stock called for redemption shall cease to be entitled to dividends or any other participation in the assets of the

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Corporation and the holders thereof shall not be entitled to exercise any of the other rights of shareholders in respect thereof unless payment of the Class A Redemption Price or Class B Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected. If a part only of the shares of Preferred Stock represented by any certificate shall be redeemed, a new certificate representing the balance of such shares of Preferred Stock shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.
     5. Redemption Subject to Laws. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed on a Redemption Date, then it shall redeem shares of Preferred Stock pro rata (based on the portion of the aggregate Class A Redemption Price and Class B Redemption Price, as applicable, payable to each holder of shares of Preferred Stock to be redeemed) and shall redeem the remaining shares pro rata as soon as sufficient funds are legally available.
     6. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in the event of any other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, the holders of the Class A Preferred Stock and Class B Preferred Stock shall be entitled to receive from the property and assets of the Corporation a sum equal to the Class A Redemption Price or Class B Redemption Price, as applicable, for each share of the Class A Preferred Stock or Class B Preferred Stock held by them respectively, the whole before any amount shall be paid by the Corporation or any property or assets of the Corporation shall be distributed to holders of the shares of Common Stock or the shares of any other class of stock ranking junior to the Preferred Stock in liquidation preference. After payment to the holders of the Preferred Stock of the amounts payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.
     7. Conversion of Class A Preferred Stock. Subject to the provisions of this subsection A(7) and upon written notice to the Corporation as set forth in subsection A(9), a holder of Class A Preferred Stock shall be entitled to require the Corporation to convert at any time and from time to time all or any of the shares of Class A Preferred Stock registered in the name of such holder on the books of the Corporation into shares of Class B Preferred Stock on the basis that each share of Class A Preferred Stock to be

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converted will be converted into that number of shares of Class 3 Preferred Stock equal to the product obtained when 1 2/3 is multiplied by the value of a Canadian dollar expressed in U.S. dollars as at the Conversion Date (as defined below) based on a fair market exchange rate as determined by the Board of Directors of the Corporation.
     8. Conversion of Class B Preferred Stock. Subject to the provisions of this subsection A(8) and upon written notice to the Corporation as set forth in subsection A(9), a holder of Class B Preferred Stock shall be entitled to require the Corporation to convert at any time and from time to time all or any of the shares of Class B Preferred Stock registered in the name of such holder on the books of the Corporation into shares of Class A Preferred Stock on the basis that each share of Class B Preferred Stock to be converted will be converted into that number of shares of Class A Preferred Stock equal to the product obtained when 0.6 is multiplied by the value of a U.S. dollar expressed in Canadian dollars as at the Conversion Date (as defined below) based on a fair market exchange rate as determined by the Board of Directors of the Corporation.
     9. Notice of Conversion. In order to convert shares of Preferred Stock pursuant to subsections A(7) or A(8), a holder of shares of Preferred Stock shall tender to the Corporation at its registered office the certificate or certificates representing the Preferred Stock which such holder desires to have the Corporation convert together with a written request specifying that such holder desires to have all or a specified number and class of shares of Preferred Stock represented by such certificate or certificates converted by the Corporation on a certain date (the “Conversion Date”). After receipt of the share certificate or certificates representing the shares of Preferred Stock which the holder desires the Corporation to convert together with a request for conversion specified above (if such notice is not waived), the Corporation shall, on such Conversion Date, convert such shares of Preferred Stock. The shares of Preferred Stock shall be converted on the Conversion Date. If a part only of the shares of Preferred Stock represented by any certificate shall be converted, a new certificate representing the balance of such shares of Preferred Stock shall be issued to the holder thereof at the expense of the Corporation upon the presentation and surrender of the first mentioned certificate.
     10. Subdivisions, Consolidations and Reclassification. Neither class of Preferred Stock shall be subdivided, consolidated, reclassified or otherwise changed unless contemporarily therewith the other class of Preferred Stock shall be correspondingly

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subdivided, consolidated, reclassified or otherwise changed on the same basis.
     11. Fractional Shares. The shares of Preferred Stock may be issued in fractions of a share up to six decimal places.
     12. Other Rights. Except as otherwise set forth herein, the Class A Preferred Stock and the Class B Preferred Stock shall be equal in all respects.
B. COMMON STOCK
     The voting powers, preferences and rights (and the qualifications, limitations, or restrictions thereof) of the Common Stock are as follows:
     1. Voting Rights. Except as may be otherwise provided by law, the holders of Common Stock shall vote together and with the holders of all other classes of stock of the Corporation which have a voting right, as a single class, on all actions to be taken by the stockholders of the Corporation, other than at meetings of holders of another class of shares. Each share of Common Stock shall entitle the holder thereof to one vote per share on each such action.
     2. Dividends. The holders of the Common Stock shall be entitled to receive, and the Corporation shall pay thereon, any dividends declared by the Board of Directors of the Corporation in respect of the Common Stock out of moneys properly applicable to the payment of dividends.
     For greater certainty, a dividend may be declared and paid on shares of Common Stock in accordance with the terms of this Amended and Restated Certificate of Incorporation notwithstanding that a dividend has, or has not been declared and paid on shares of Preferred Stock.
     3. Liquidation Rights. Subject to the prior and superior right of the Preferred Stock and any other class of stock ranking senior to the Common Stock in liquidation preference, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other distribution of the assets of the Corporation among its stockholders for the purposes of winding up its affairs, the holders of Common Stock shall be entitled to receive the remaining property and assets of the Corporation. Such property and assets shall be paid to the holders of Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.
     FIFTH: Subject to the provisions of the Act, the number of Directors of the Corporation shall be determined as provided by the By-Laws of the Corporation.

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     SIXTH: To the fullest extent permitted by Section 145 of the Act, or any comparable successor law, as the same may be amended and supplemented from time to time, the Corporation (i) may indemnify all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he or she is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or because he or she was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director, officer, employee or agent of the Corporation and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     SEVENTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.
     EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Act or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Act, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.
     NINTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or Board of Directors of the Corporation.

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     TENTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.
     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all right; conferred upon stockholders herein are granted subject to this reservation.
     TWELFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the Act is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article TWELFTH by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of each class of stock of the Corporation and entitled to vote in the election of directors, considered for the purposes of this Article TWELFTH as one class, shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     THIRTEENTH: The name and address of the incorporator is Darren D. Baccus, Torys, 237 Park Avenue, New York, New York 10017.
     IN WITNESS WHEREOF, the undersigned, does hereby execute this Amended and Restated Certificate of Incorporation as of the day of November, 2001.

/s/ Joseph J. Romagnoli
Name:	Joseph J. Romagnoli
Title:	Secretary

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CERTIFICATE OF INCORPORATION
OF
AUGUSTA NEWSPRINT INC.
     THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     FIRST: The name of the corporation is Augusta Newsprint Inc. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, which address is located in the County of New Castle, and the name or the Corporation’s registered agent at such address is Corporation Service Company.
     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is Thirty Three Thousand (33,000) shares, consisting of Twenty Thousand (20,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and Thirteen Thousand (13;000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which Preferred Stock shall have such designations, powers, preferences and rights as may be authorized by the Board of Directors from time to time.
A. PREFERRED STOCK
   The voting powers, preferences and rights (and the qualifications, limitations, or restrictions thereof) of the Preferred Stock are as follows:
     1. Voting. Except as may be otherwise provided in these terms of the Preferred Stock or by law, the holders of Preferred Stock shall vote together and with the holders of all other classes of stock of the Corporation which have a voting right, as a single class, on all actions to be taken by the stockholders of the Corporation, other than at meetings of holders of another class of shares. Each share or Preferred Stock shall entitle the holder thereof to one vote per share on each such action.
     2. Dividends. The holders of the Preferred Stock shall be entitled to receive, and the Corporation shall pay thereon any dividend declared by the Board of Directors of the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, provided that the dividend rate on the Preferred Stock (the “Dividend Rate”) in any fiscal year shall not exceed on a per annum basis the aggregate of eight percent (8%) plus, for dividends declared in fiscal years of the Corporation subsequent to June 30, 2002, any Carry Forward Amount (as defined below) (such aggregate amount being, the “Maximum Dividend Rate”).

The Dividend Rate for a share of Preferred Stock will be applied to the amount of ten thousand Canadian dollars (Cdn $10,000) (the “Redemption Amount” of a share of Preferred Stock).
     Dividends which are declared pursuant to this Section 2 shall be payable in Canadian dollars, however the Board of Directors may elect to pay such dividend in U.S. dollars at an exchange rate determined by the Board of Directors.
     In the event that the Board of Directors declares a dividend for a year which is at a Dividend Rate that is less than the Maximum Dividend Rate for such year, the shortfall shall constitute the “Carry Forward Amount” for determining the Maximum Dividend Rate of the subsequent year.
     Declared dividends on shares of Preferred Stock shall be payable on the day determined by the Board of Directors of the Corporation.
     In the case of shares of Preferred Stock outstanding for less than a full fiscal year of the Corporation at the time of a dividend payment, dividends shall be pro rated based upon the portion of each year during which such shares of Preferred Stock are outstanding.
     For greater certainty, a dividend may be declared and paid on shares of Preferred Stock in accordance with the terms of this Certificate notwithstanding that a dividend has, or has not been declared and paid on shares of Common Stock.
     3. Redemption at the Option of the Holder. Subject to the provisions of this clause 3 and clause 5 and the General Corporation Law of the State of Delaware (the “Act”), a holder of shares of Preferred Stock shall be entitled to require the Corporation to reject at any time all or any of the shares of Preferred Stock registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office the certificate or certificates representing the Preferred Stock which such holder desires to have the Corporation redeem together with a written request specifying that such holder desires to have all or a specified number of the shares of Preferred Stock represented by such certificate or certificates redeemed by the Corporation. After receipt of the share certificate or certificates representing the shares of Preferred Stock which the holder desires the Corporation to redeem together with a request for redemption specified above (if such notice is not waived), the Corporation shall, on such redemption date as may be specified by the Corporation (the “Redemption Date”) but being not later than thirty (30) days following such receipt, redeem such shares of Preferred Stock by paying to such registered holder for each share

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of Preferred Stuck to be redeemed the Redemption Amount thereof plus all dividends declared and unpaid thereon to and including the Redemption Date (the “Redemption Price” of a share of Preferred Stock). Such payment shall he made by cheque payable in Canadian dollars. The shares of Stock shall be redeemed on the Redemption Date. From and after the Redemption Date such shares of Preferred Stock shall cease to be entitled to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of the other rights of a holder in respect thereof unless payment of the Redemption Price shall not be made on the Redemption Date, in which event the rights of the holder shall remain unaffected. If a part only of the shares of Preferred Stock represented by any certificate shall be redeemed, a new certificate representing the balance of such shares of Preferred Stock shall be issued to the holder thereof at the expense of the Corporation upon the presentation and surrender of the first mentioned certificate.
     4. Redemption at the Option of the Corporation. Subject to the provisions of this clause 4 and clause 5 and the Act, the Corporation may upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding shares of Preferred Stock on payment for each share to be redeemed at the Redemption Price thereof. In case a part only of the shares of Preferred Stock is at any time to be redeemed, the shares so to be redeemed may be selected by lot in such manner as the directors of the Corporation in their sole discretion shall by resolution determine or redemption may be effected on a pro rain basis disregarding fractions. In any case of redemption of shares of Preferred Stock under this clause 4, the Corporation shall at least ten (10) days (which period may be waived by the holders) before the Redemption Date deliver to each person who is a registered holder of Preferred Stock to be redeemed a notice in writing of the intention of the Corporation to redeem such shares of Preferred Stock. Such notice shall set out the number of shares of Preferred Stock held by the person to whom it is addressed which are to be redeemed, the Redemption Price and the Redemption Date. On or after the Redemption Date, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preferred Stock to be redeemed the Redemption Price of such shares on presentation and surrender, at the registered office of the Corporation or at any other place or places specified in such notice of redemption, of the certificate or certificates representing the shares of Preferred Stock so called for redemption. Such payment shall be made by cheque payable in Canadian dollars. From and after the Redemption Date, the shares of Preferred Stock called for redemption shall cease to be entitled

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to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of the other rights of shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected. If a part only of the shares of Preferred Stock represented by any certificate shall be redeemed, a new certificate representing the balance of such shares of Preferred Stock shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.
     5. Redemption Subject to Laws. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed on a Redemption Date, then it shall redeem shares of Preferred Stock pro rata (based on the portion of the aggregate Redemption Price payable to each holder of shares of Preferred Stock to be redeemed) and shall redeem the remaining shares pro rata as soon as sufficient funds are legally available.
     6. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in the event of any other distribution of assets of the Corporation among its Stockholders for the purpose of winding up its affairs, the holders of the Preferred Stock shall be entitled to receive from the property and assets of the Corporation a sum equal to the Redemption Price for each share of the Preferred Stock held by them respectively, the whole before any amount shall be paid by the Corporation or any property or assets of the Corporation shall be distributed to holders of the shares of Common Stock or the shares of any other class of stock ranking junior to the Preferred Stock in liquidation preference. After payment to the holders of the Preferred Stock of the amounts payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.
B. COMMON STOCK
     The voting powers, preferences and rights (and the qualifications, limitations, or restrictions thereof) of the Common Stock are as follows:
     1. Voting Rights. Except as may be otherwise provided in these terms of the Common Stock or by law, the holders of Common Stock shall vote together and with the holders of all other classes of stock of the Corporation which have a voting right, as a single class, on all actions to be taken by the stockholders of the Corporation, other than at meetings of holders

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of another class of shares. Each share of Common Stock shall entitle the holder thereof to one vote per share on each such action.
     2. Dividends. The holders of the Common Stock shall be entitled to receive, and the Corporation shall pay thereon, any dividends declared by the Board of Directors of the Corporation out of moneys properly applicable to the payment of dividends.
     For greater certainty, a dividend may be declared and paid on shares of Common Stock in accordance with the terms of this Certificate notwithstanding that a dividend has, or has not been declared and paid on shares of Preferred Stock.
     3. Liquidation Rights. Subject to the prior and superior right of the Preferred Stock and any other class of stock ranking senior to the Common Stock in liquidation preference, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs or the Corporation or any other distribution of the assets of the Corporation among its Stockholders for the purposes of winding up its affairs, the holders of Common Stock shall be entitled to receive the remaining property and assets of the Corporation. Such property and assets shall be paid to the holders of Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.
     4. Merger, Consolidation, Sale of Assets. Subject to the prior and superior rights of the Preferred Stock, if any, in the event of any merger or consolidation of the Corporation with or into another corporation in which the Corporation shall not survive, or the sale or transfer of all or substantially all of the assets of the Corporation to another entity, or a merger or consolidation in which the Corporation shall be the surviving entity but its Common Stock is exchanged for stock, securities or property of another entity, the holders of Common Stock shall be entitled to receive all cash, securities and other property received by the Corporation pro rata on the basis of the number of shares of Common Stock held by each of them.
     5. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary in this Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation any supplement effected pursuant to a certificate of designations, shall be vested in the Common Stock.
     FIFTH: Subject to the provisions of the Act, the number of Directors of the Corporation shall be determined as provided by the By-Laws of the Corporation.
     SIXTH: To the fullest extent permitted by Section 145 of the Delaware General Corporation Law, or any comparable successor law, as the same may be amended and

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supplemented from time to time, the Corporation (i) may indemnify all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or because he was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director, officer, employee or agent of the Corporation and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested Board of Directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continuo as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     SEVENTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.
     EIGHTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the book, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or Board of Directors of the Corporation.
     NINTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit, if the Act is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of each class of stock of the Corporation and entitled to vote in the election of directors,

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considered for the purposes of this Article ELEVENTH as one class, shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     TWELFTH: The name and address of the incorporator is Alexandra Kau, Tory’s, 237 Park Avenue, New York, New York 10017.
     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this 2nd day of July, 2001.

/s/ Alexandra Kau
Alexandra Kau
Incorporator

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EXHIBIT B
BY-LAWS OF ANI

AUGUSTA NEWSPRINT INC.
BY-LAWS
ARTICLE I
Offices
          The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at such other places, both within and without the State of Delaware, as may from time to time be designated by the Board of Directors.
ARTICLE II
Books
          The books and records of the Corporation may be kept (except as otherwise provided by the laws of the State of Delaware) outside of the State of Delaware and at such place or places as may from time to time be designated by the Board of Directors.
ARTICLE III
Stockholders
          Section 1. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of Directors and the transaction of such other business as may properly come before said meeting shall be held at the principal business office of the Corporation or at such other place or places either within or without the State of Delaware as may be designated by the Board of Directors and stated in the notice of the meeting, on the first Monday of June in each year, if not a legal holiday, and, if a legal holiday, then on the next day

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not a legal holiday, at 10:00 o’clock in the forenoon, or such other day and time as shall be determined by the Board of Directors.
          Written notice of the place designated for the annual meeting of the stockholders of the Corporation shall be delivered personally or mailed to each stockholder entitled to vote thereat not less than ten (10) and not more than sixty (60) days prior to said meeting, but at any meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as above described may be dispensed with. If mailed, said notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation unless such stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.
          Section 2. Special Meetings. Special meetings of the stockholders of the Corporation shall be held whenever called in the manner required by the laws of the State of Delaware for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the Board of Directors, or by the President, or by the holders of a majority of the outstanding shares of capital stock of the Corporation the holders of which are entitled to vote on matters that are to be voted on at such meeting. Any such special meeting of stockholders may be held at the principal business office of the Corporation or at such other place or places, either within or without the State of Delaware, as may be specified in the notice thereof. Business transacted at any special meeting of stockholders of the Corporation shall be limited to the purposes stated in the notice thereof.

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          Except as otherwise expressly required by the laws of the State of Delaware, written notice of each special meeting, stating the day, hour and place, and in general terms the business to be transacted thereat, shall be delivered personally or mailed to each stockholder entitled to vote thereat not less than ten (10) and not more than sixty (60) days prior to said meeting, but at any special meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as above described may be dispensed with. If mailed, said notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation unless such stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in said request.
          Section 3. List of Stockholders. The officer of the Corporation who shall have charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

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          Section 4. Quorum. At any meeting of the stockholders of the Corporation, except as otherwise expressly provided by the laws of the State of Delaware, the Certificate of Incorporation or these By-Laws, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at said meeting. At any meeting of stockholders at which a quorum is not present, the holders of, or proxies for, a majority of the stock which is represented at such meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
          Section 5. Organization. The President, or in the President’s absence any Vice President, shall call to order meetings of the stockholders and shall act as chairman of such meetings. The Board of Directors or the stockholders may appoint any stockholder or any Director or officer of the Corporation to act as chairman of any meeting in the absence of the President and all of the Vice Presidents.
          The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.
          Section 6. Voting. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, each stockholder of record of the Corporation shall, at every

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meeting of the stockholders of the Corporation, be entitled to one (1) vote for each share of stock standing in such stockholder’s name on the books of the Corporation on any matter on which such stockholder is entitled to vote, and such votes may be cast either in person or by proxy, appointed by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney, and filed with the Secretary before being voted on, but no proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period. If the Certificate of Incorporation provides for more or less than one (1) vote for any share of capital stock of the Corporation, on any matter, then any and every reference in these By-Laws to a majority or other proportion of capital stock shall refer to such majority or other proportion of the votes of such stock.
          The vote on all elections of Directors and on any other questions before the meeting need not be by ballot, except upon demand of any stockholder.
          When a quorum is present at any meeting of the stockholders of the Corporation, the vote of the holders of a majority of the capital stock entitled to vote at such meeting and present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, under any provision of the laws of the State of Delaware or of the Certificate of Incorporation, a different vote is required in which case such provision shall govern and control the decision of such question.
          Section 7. Consent. Except as otherwise provided by the Certificate of Incorporation, whenever the vote of the stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provision of the laws of the State of Delaware or of the Certificate of Incorporation, such corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth

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the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented thereto in writing.
          Section 8. Judges. At every meeting of the stockholders of the Corporation at which a vote by ballot is taken, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualifications of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by, two (2) judges. Said judges shall be appointed by the Board of Directors before the meeting, or, if no such appointment shall have been made, by the presiding officer of the meeting. If for any reason any of the judges previously appointed shall fail to attend or refuse or be unable to serve, judges in place of any so failing to attend, or refusing or unable to serve, shall be appointed in like manner.
ARTICLE IV
Directors
          Section 1. Number, Election and Term of Office. The business and affairs of the Corporation shall be managed by the Board of Directors. The number of Directors which shall constitute the whole Board shall be between one (1) and nine (9). Within such limits, the number of Directors may be fixed from time to time by vote of the stockholders or of the Board of Directors, at any regular or special meeting, subject to the provisions of the Certificate of Incorporation. Directors need not be stockholders. Directors shall be elected at the annual meeting of the stockholders of the Corporation, except as provided in Section 2 of this Article, to

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serve until the next annual meeting of stockholders and until their respective successors are duly elected and have qualified.
     In addition to the powers by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the Corporation as are not by the laws of the State of Delaware, the Certificate of Incorporation or these By-Laws required to be exercised or done by the stockholders.
          Section 2. Vacancies and Newly Created Directorships. Except as hereinafter provided, any vacancy in the office of a Director occurring for any reason other than the removal of a Director pursuant to Section 3 of this Article, and any newly created Directorship resulting from any increase in the authorized number of Directors, may be filled by a majority of the Directors then in office or by a sole remaining Director. In the event that any vacancy in the office of a Director occurs as a result of the removal of a Director pursuant to Section 3 of this Article, or in the event that vacancies occur contemporaneously in the offices of all of the Directors, such vacancy or vacancies shall be filled by the stockholders of the Corporation at a meeting of stockholders called for the purpose. Directors chosen or elected as aforesaid shall hold office until the next annual meeting of stockholders and until their respective successors are duly elected and have qualified.
          Section 3. Removals. At any meeting of stockholders of the Corporation called for the purpose, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting may remove from office, with or without cause, any or all of the Directors.
          Section 4. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of

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Delaware, as shall from time to time be determined by resolution of the Board. The Board of Directors may appoint any Director or office of the Corporation to act as chairman of any meeting of the Board of Directors.
          Section 5. Special Meetings. Special meetings of the Board of Directors may be called by the President or any two Directors on notice given to each Director, and such meetings shall be held at the principal business office of the Corporation or at such other place or places, either within or without the State of Delaware, as shall be specified in the notices thereof.
          Section 6. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held as soon as practicable after each annual election of Directors and on the same day, at the same place at which regular meetings of the Board of Directors are held, or at such other time and place as may be provided by resolution of the Board. Such meeting may be held at any other time or place which shall be specified in a notice given, as hereinafter provided, for special meetings of the Board of Directors.
          Section 7. Notice. Notice of any meeting of the Board of Directors requiring notice shall be given to each Director by mailing the same, addressed to the director at such director’s residence or usual place of business, at least forty-eight (48) hours, or shall be sent to such director at such place by facsimile transmission, courier, telegraph, cable or wireless, or shall be delivered personally or by telephone, at least twelve (12) hours, before the time fixed for the meeting. At any meeting at which every Director shall be present or at which all Directors not present shall waive notice in writing, any and all business may, be transacted even though no notice shall have been given.
          Section 8. Quorum. At all meetings of the Board of Directors, the presence of a majority of the Directors constituting the Board shall constitute a quorum for the transaction

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of business. Except as may be otherwise specifically provided by the laws of the State of Delaware, the Certificate of Incorporation or these By-Laws, the affirmative vote of a majority of the Directors present at the time of such vote shall be the act of the Board of Directors if a quorum is present. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
          Section 9. Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.
          Section 10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.
          Section 11. Compensation a Directors. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board, provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

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          Section 12. Resignations. Any Director of the Corporation may resign at any time by giving written notice to the Board of Directors or to the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make is effective.
ARTICLE V
Officers
          Section 1. Number, Election and Term of Office. The officers of the Corporation shall be a President, a Secretary and an Assistant Secretary, and may at the discretion of the Board of Directors include one or more Vice Presidents and Assistant Treasurers. The officers of the Corporation shall be elected annually by the Board of Directors at its meeting held immediately after the annual meeting of the stockholders, and shall hold their respective offices until their successors are duly elected and have qualified. Any number of offices may be held by the same person. The Board of Directors may from time to time appoint such other officers and agents as the interest of the Corporation may require and may fix their duties and terms of office.
          Section 2. President. The President shall be the chief executive officer of Corporation and shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the Board are carried into effect. The President shall ensure that the books, reports, certificates and other records of the Corporation are kept, made or filed in accordance with the laws of the State of Delaware. The President shall preside at all meetings of the Board of Directors and at all meetings of the stockholders unless all of the directors authorize another director to preside at a meeting. The President shall cause to be

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called regular and special meetings of the stockholders and of the Board of Directors in accordance with these By-Laws. The President may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the Board of Directors or by the By-Laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The President may sign, with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certificates of stock of the Corporation. The President shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the Board of Directors. In addition to the powers and duties expressly conferred upon the President by these By-Laws, the President shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the President by the Board of Directors.
          Section 3. Vice Presidents. The Vice Presidents shall perform such duties as the President or the Board of Directors shall require. Any Vice President shall, during the absence or incapacity of the President, assume and perform the President’s duties.
          Section 4. Secretary. The Secretary may sign all certificates of stock of the Corporation. The Secretary shall record all the proceedings of the meetings of the Board of Directors and of the stockholders of the Corporation in books to be kept for that purpose. The secretary shall have custody of the seal of the Corporation and may affix the same to any instrument requiring such seal when authorized by the Board of Directors, and when so affixed the Secretary may attest the same by the Secretary’s signature. The Secretary shall keep the

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transfer books, in which all transfers of the capital stock of the Corporation shall be registered, and the stock books, which shall contain the names and addresses of all holders of the capital stock of the Corporation and the number of shares held by each; and the Secretary shall keep such stock and transfer books open daily during business hours to the inspection of every stockholder and for transfer of stock. The Secretary shall notify the Directors and stockholders of their respective meetings as required by law or by these By-Laws, and shall perform such other duties as may be required by law or by these By-Laws, or which may be assigned to the Secretary from time to time by the Board of Directors.
          Section 5. Assistant Secretaries. The Assistant Secretaries shall, during the absence or incapacity of the Secretary, assume and perform all functions and duties which the Secretary might lawfully do if present and not under any incapacity.
          Section 6. Treasurer. The Treasurer shall have charge of the funds and securities of the Corporation. The Treasurer may sign all certificates of stock. The Treasurer shall keep full and accurate accounts of all receipts and disbursements of the Corporation in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, and shall render to the President or the Directors, whenever they may require it, an account of all the Treasurer’s transactions as Treasurer and an account of the business and financial position of the Corporation.
          Section 7. Assistant Treasurers. The Assistant Treasurers shall, during the absence or incapacity of the Treasurer, assume and perform all functions and duties which the Treasurer might lawfully, do if present and not under any incapacity.

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          Section 8. Treasurer’s Bond. The Treasurer and Assistant Treasurers shall, if required so to do by the Board of Directors, each give a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as the Board of Directors may require.
          Section 9. Transfer of Duties. The Board of Directors in its absolute discretion may transfer the power and duties, in whole or in part, of any officer to any other officer, or persons, notwithstanding the provisions of these By-Laws, except as otherwise provided by the laws of the State of Delaware.
          Section 10. Vacancies. If the office of President, Vice President, Secretary or Treasurer, or of any other officer or agent becomes vacant for any reason, the Board of Directors may choose a successor to hold office for the unexpired term.
          Section 11. Removals. At any meeting of the Board of Directors called for each purpose, any officer or agent of the Corporation may be removed from office, with or without cause, by the affirmative vote of a majority of the Board of Directors.
          Section 12. Compensation of Officers. The officers shall receive such salary or compensation as may be determined by the Board of Directors.
          Section 13. Resignations. Any officer or agent of the Corporation may resign at any time by giving written notice to the Board of Directors or to the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

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ARTICLE VI
Contracts, Checks and Notes
          Section 1. Contracts. Unless the Board of Directors shall otherwise specifically direct, all contracts of the Corporation shall be executed in the name of the Corporation by the President.
          Section 2. Checks and Notes. All checks, drafts, bills of exchange and promissory notes and other negotiable instruments of the Corporation shall be signed by such officers or agents of the Corporation as may be designated by the Board of Directors.
ARTICLE VII
Stock
          Section 1. Certificates of Stock. The certificates for shares of the stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be prepared or approved by the Board of Directors. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the secretary or an Assistant Secretary certifying the number of shares owned by the stockholder and the date of issue; and no certificate shall be valid unless so signed. All certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued.
          Where a certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or, (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of issue.

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          All certificates surrendered to the Corporation shall be cancelled and, except in the case of lost or destroyed certificates, no new certificates shall be issued until the former certificates for the same number of shares of the same class of stock shall have been surrendered and cancelled.
          Section 2. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
ARTICLE VIII
Registered Stockholders
          The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.
ARTICLE IX
Lost Certificates
     Any person claiming a certificate of stock to be lost or destroyed, shall make an affidavit or affirmation of the fact and advertise the same in such manner as the Board of Directors may require, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in a

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sum sufficient, in the opinion of the Board of Directors, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. A new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the Directors, it is proper so to do.
ARTICLE X
Fixing of Record Date
          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
ARTICLE XI
Dividends
          Subject to the relevant provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors as any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in

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shares of the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation.
          Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE XII
Waiver of Notice
          Whenever any notice whatever is required to be given by statute or under the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent thereto.
ARTICLE XIII
Seal
          The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.”

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ARTICLE XIV
Amendments
          Subject to the provisions of the Certificate of Incorporation, these By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment or repeal of the By-Laws or of adoption of new By-Laws be contained in the notice of such special meeting.

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